Exhibit 99.1

SPECIAL NOTE REGARDING INDUSTRY AND MARKET DATA

This exhibit contains estimates regarding market data which are based on our internal estimates, independent industry publications, reports by market research firms and/or other published independent sources. In each case, we believe those estimates are reasonable and reliable but have not independently verified the accuracy of any such third party information. However, market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market data.

SUMMARY

Unless we state otherwise, “the Company,” “we,” “us,” “our” and similar terms, refer to Edgen Group Inc. and, where appropriate, its direct and indirect wholly-owned subsidiaries, and assume and give effect to the Reorganization, including the integration of Edgen Murray II, L.P., or EM II LP, and Bourland & Leverich Holdings, LLC, or B&L, into our operations. Unless otherwise noted, when we present historical financial information in this prospectus, such financial information represents the consolidated financial statements of our predecessor, EM II LP and its consolidated subsidiaries, as well as their predecessors, Bourland & Leverich Holding Company, or B&L Predecessor and its consolidated subsidiaries, as well as their predecessors, as applicable. When we present financial information on a pro forma basis, such financial information assumes and gives effect to the Reorganization, among other things.

Our Company

We are a leading global distributor of specialty products to the energy sector, including highly engineered steel pipe, valves, quenched and tempered and high yield heavy plate and related components. We primarily serve customers that operate in the upstream (conventional and unconventional exploration, drilling and production of oil and natural gas in both onshore and offshore environments), midstream (gathering, processing, fractionation, transportation and storage of oil and natural gas) and downstream (refining and petrochemical applications) end-markets for oil and natural gas. We also serve power generation, civil construction and mining applications, which have a similar need for our technical expertise in specialized steel and specialty products. Our customers in all of these end-markets increasingly demand our products in the build-out and maintenance of infrastructure that is required when the extraction, handling and treatment of energy resources becomes more complex and technically challenging. We source and distribute premium quality, highly engineered and mission critical steel components from our global network of more than 800 suppliers. We have sales and distribution operations in 14 countries serving over 1,800 customers who rely on our supplier relationships, procurement ability, stocking and logistical support for the timely provision of our products around the world. For the nine months ended September 30, 2011, we achieved pro forma sales of $1.2 billion, pro forma net loss of $3.6 million and pro forma earnings before interest, taxes, depreciation and amortization, or EBITDA, of $91.0 million.

Our Market

Our business is driven largely by global demand for energy, in particular by the levels of upstream, midstream and downstream oil and natural gas related activity, with over 90% of our pro forma sales derived from customers operating within the energy sector. As demand increases for energy, our customers typically increase their capital spending on infrastructure, which results in increased demand for our specialty products. Recently, capital expenditures in our end-markets have substantially increased, driven in large part by significant drilling activity in unconventional resource developments, new onshore and offshore drilling rig construction, maintenance and expansion of oil and natural gas gathering and transmission networks and continued investment in maintenance and construction of downstream facilities, including refineries. We believe the following factors in particular will continue to support spending in the end-markets we serve, and, in turn, drive demand for our specialized steel products:

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Increasing global demand for energy. It is anticipated that global energy consumption will continue to increase and that additional oil and natural gas production will be required to meet this demand. Growth in global energy consumption is being driven, in part, by the continued development and industrialization of countries not part of the Organisation for Economic Co-operation and Development, or OECD. As a supplier of specialized products to companies across the global energy supply chain, we expect to benefit from these demand trends.

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Continued requirement for additional oil and natural gas drilling activity. The oil and natural gas industry is investing significantly in the development of previously underexploited resources of oil and natural gas to meet existing, and anticipated growth in, global demand for energy. In particular, the development of onshore unconventional resources, such as the U.S. shales, Canadian oil sands and Australian coalbed methane, or CBM, and global deepwater drilling activity in areas such as West Africa and offshore Brazil, have led to significant additional drilling activity. We believe that such activity will support increased demand for our products and services.

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Continued investment in oil and natural gas gathering and transmission capacity. Many of the world’s oil and natural gas-producing regions experiencing growth in drilling activity lack sufficient pipeline, processing, fractionation, treatment or storage infrastructure. We expect that as production from new oil and natural gas developments increases, additional investments in oil and natural gas gathering and transmission capacity will be required. At the same time, many existing transmission networks are aging, necessitating increased maintenance and repair. We believe that we will benefit from increased demand for many of the specialized components that are needed for the construction and maintenance of these transmission systems.

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Continued and expected increases in downstream refining activity. The continued industrialization of emerging economies such as those of China and India, as well as the recovery of the global economy, is expected to result in increased demand for refined petroleum and petrochemical products. This increased demand should in turn result in increasing downstream activity and investment, particularly in the refining sector. Because these refineries require the use of products that are designed to withstand extreme temperatures and pressures and corrosive conditions, we expect to benefit from anticipated future demand from this end-market for our specialized steel products.

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Growing global investment in power generation capacity. Substantial new electricity generation capacity will be required as developing economies experience rapid population growth and industrialization. Additionally, many developed economies continue to enact regulations that promote cleaner sources of energy and the retirement or refurbishment of older power generation capacity. This increased regulation tends to drive the construction of new power generation sources or capital expenditures to refurbish older power generation sources. We believe that the increased global demand for electricity and the focus on developing cleaner sources of energy will drive demand for our specialty products.

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Increased focus on environmental and safety standards. Many of our key markets have been subject to increased regulation relating to environmental and safety issues. As a result, owners and operators of oil and natural gas extraction, processing and transmission infrastructure are facing stricter environmental and safety regulation as they manage and build infrastructure. Future environmental and safety compliance could require the use of more specialized products and higher rates of maintenance, repair and replacement to ensure the integrity of our customers’ facilities. We believe that such laws and regulations will drive greater spending on maintenance, repair and operations, or MRO, by our customers and increased demand for our specialty products. Similarly, we believe heightened regulations, safety requirements and technical specifications in the civil construction and mining sectors will lead to higher project spending on products we distribute to these end-markets.

Our Business

We believe we are an essential link between our customers and suppliers. Our customers often operate in remote geographical locations and severe environments that require materials capable of meeting exacting standards for temperature, pressure, corrosion and abrasion. We deliver value to our customers around the world by providing:

■	Access to a broad range of high quality products from multiple supplier sources;

■	Coordination and quality control of logistics, staged delivery, fabrication and additional services;

■	Understanding of supplier pricing, capacity and deliveries;

■	Ability to bundle specialized offerings across multiple suppliers to create complete material packages;

■	On-hand inventory of specialty products to reduce our customers’ need to maintain large stocks of replacement products; and

■	Capitalization necessary to manage multi-million dollar supply orders.

Many of the products we distribute require specialized production to exacting technical and quality standards. We have established global supply channels with a premier network of suppliers to address our customers’ demands. As our suppliers increasingly focus on their core production competencies rather than on sales, marketing and logistics, we are able to deliver numerous benefits, including:

■	Aggressive marketing of our suppliers’ product offerings;

■	Deep knowledge of customer spending plans and material requirements;

■	Aggregation of numerous orders to create the critical volume required to make the production of a specific product economically viable;

■	Expertise and market knowledge to facilitate the development and sale of new products; and

■	Delivery of value-added services to end users, including coordination of logistics, fabrication and additional services.

We have observed a trend by our customers and suppliers toward increased reliance on distributors as both groups seek to find new ways to reduce costs while maintaining product quality and service levels. Furthermore, we believe that the proliferation of new technologies within the upstream, midstream and downstream end-markets of the energy industry and the increased specialization of products needed to build and implement these technologies will continue to drive demand for our products and services. We believe we are well suited to continue to benefit from these trends of specialization by suppliers and improved internal efficiencies implemented by end users.

Our customers include engineering, procurement and construction firms, equipment fabricators, multi-national and national integrated oil and natural gas companies, independent oil and natural gas exploration and production companies, onshore and offshore drilling contractors, oil and natural gas transmission and distribution companies, petrochemical companies, mining companies, oil sands developers, hydrocarbon, nuclear and renewable power generation companies, public utilities, civil construction contractors and municipal and transportation authorities. Our sales to these customers generally fall into the following three categories:

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Project. Project orders relate to our customers’ capital expenditures for various planned projects across the upstream, midstream and downstream end-markets of the energy sector, such as transmission infrastructure build-out and rig construction and refurbishment. For these orders, we serve as a provider of global inventory logistics, delivering high quality, technically specific products in accordance with our customers’ project timelines. For many customers, we stage material and manage simultaneous product deliveries to multiple site locations. These orders tend to involve larger volumes that are delivered over longer timeframes and can lead to future MRO business. In addition, projects are often divided into different phases, and the initial project orders can also lead to subsequent project orders. Project orders constituted 35% of our pro forma sales for the nine months ended September 30, 2011.

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Drilling Program. Drilling program orders relate to the delivery of surface casing and production tubulars for the onshore upstream market and require close consultation with our customers with regard to product specifications and delivery timing. Similar to our role in Project orders, we serve as an inventory logistics provider for our customers, delivering products in accordance with their drilling plans, often for multiple drilling rigs or site locations. We generally leverage our technical expertise to act as a liaison between customers and suppliers as they design new products that meet specific technical requirements. Drilling program orders constituted 46% of our pro forma sales for the nine months ended September 30, 2011.

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Maintenance, Repair and Operations Order Fulfillment. MRO orders typically relate to the replacement of existing products that have reached their service limits or are being replaced due to regulatory requirements. Replacement orders are influenced by both product design and regulatory requirements. These orders tend to be consistent in nature and can be driven by customer relationships developed by fulfillment of Project orders. Often, the fulfillment of these MRO orders is critical to our customers’ ongoing operations, and the prompt receipt of the required component is of significant value to them. We maintain an inventory of specialty products in order to provide timely delivery of these products from our stocking locations around the world. Fulfillment of MRO orders constituted 19% of our pro forma sales for the nine months ended September 30, 2011.

Our Operating Segments

After the Reorganization and the offering, we will deliver our specialty products through two operating segments:

Energy and Infrastructure Products, or E&I. The E&I Segment serves customers in the Americas, Europe/Middle East/Africa, or EMEA, and Asia Pacific, or APAC, regions, distributing highly engineered pipe, plate, valves and related components to upstream, midstream, downstream and select power generation, civil construction and mining customers across more than 35 global locations. This operating segment provides project and MRO order fulfillment capabilities from stocking locations throughout the world. For the nine months ended September 30, 2011, our E&I Segment represented 54% of our pro forma sales and 49% of our pro forma EBITDA. Our E&I Segment is branded under the “Edgen Murray” name.

Oil Country Tubular Goods, or OCTG. The OCTG Segment is a leading provider of premium oil country tubular goods to the upstream conventional and unconventional onshore drilling markets in the U.S. We deliver products through nine customer sales and service locations, including our Pampa, Texas operating center, and over 50 third-party owned distribution facilities. For the nine months ended September 30, 2011, our OCTG Segment represented 46% of our pro forma sales and 51% of our pro forma EBITDA. Our OCTG Segment is branded under the “Bourland & Leverich” name.

Our Competitive Strengths

We consider the following to be our principal competitive strengths:

Broad Scale with Global Distribution Capabilities. As one of the largest global purchasers of specialty steel products for the energy infrastructure market, we use our scale to aggregate demand for the benefit of both our customers and our suppliers. We are able to secure volume pricing and production priority from our suppliers, often for specialty products for which no individual customer has enough demand to justify a timely production run, and thereby meet the specific product and delivery needs of our customers. In addition, we locate our global distribution facilities in close proximity to the major upstream, midstream and downstream energy end-markets we serve, including in the U.S., U.K., Singapore and Dubai. The benefits of our global presence include the ability to serve as a single global source of supply for our customers and participation in infrastructure investment activities in multiple regions around the world, increasing our growth opportunities and reducing our relative exposure to any one geographic market.

Diversified and Stable Customer Base. We have a diversified customer base of over 1,800 active customers in more than 50 countries with operations in the upstream, midstream and downstream energy end-markets, as well as in power generation, civil construction and mining. Our top ten customers, with each of whom we have had a relationship for more than nine years, accounted for 35% of our pro forma sales for the nine months ended September 30, 2011, yet no single customer represented more than 9% of our pro forma sales over the same period. We believe this diversification affords us a measure of protection in the event of a downturn in any specific region or market, or from the loss of individual customers. In addition, we tend to receive a base level of MRO sales from our large, longstanding customers, which provides additional stability to our sales during periods of limited infrastructure expansion.

Strategic and Longstanding Supplier Relationships. We have longstanding, strong relationships with leading suppliers across all of our product lines. While we are able to source almost all of our products from multiple suppliers, our scale allows us to be one of the largest, if not the largest, customer to each of our key suppliers. As a large customer, we provide our suppliers with a stable and significant source of demand. In addition, our market knowledge and insight into our customers’ capital expenditure plans enable us to aggregate multiple orders of a specialty product into volumes appropriate for a production run. We believe that these differentiating factors enhance our ability to obtain product allocations, timely delivery and competitive pricing on our orders from our suppliers. We believe that obtaining these same benefits from suppliers would be difficult for others, including our customers.

Focus on Premium Products. Our product portfolio is composed primarily of premium quality, specialty steel products and components. These types of products often are available from only a select number of suppliers, have limited production schedules and require technical expertise to sell. Our emphasis on the procurement and distribution of highly engineered products that in many cases are not widely available is the foundation of our ability to deliver value to our customers.

Sophisticated Material Sourcing and Logistical Expertise. Many of our customers rely on us to source products for them, as they lack the supplier relationships, resources, volume and/or logistical capabilities to complete procurement and delivery independently or on a cost-effective basis. We believe our professionals have the expertise necessary to manage the coordinated delivery of purchased product to multiple, often remote operating sites according to specific schedules. They also have the knowledge, experience, training and technical expertise in their products to provide valuable advisory support to our customers regarding selection of the most appropriate product to meet their specific needs.

Capitalization and Cash Flow to Maintain Necessary Inventory Levels. Our size affords us the ability to maintain inventory levels necessary to meet the unexpected MRO needs of our customers in the geographies in which they operate. Such requests are often less price sensitive than longer lead-time Project and Drilling program orders. Our scale and wherewithal to support large projects also enable us to participate in Project order proposals otherwise inaccessible to smaller competitors. Many of our regional competitors have comparatively smaller balance sheets and resources and have limited cash flow, which limits their capacity to carry the appropriate inventory levels to meet certain customers’ needs.

Asset-Light Business Model. We maintain an asset-light business model to maximize our profitability and operational flexibility. Our model results in high operating leverage, as evidenced by our $2.3 million in pro forma sales per employee for the year ended December 31, 2010. Our OCTG Segment operates one facility while leveraging the storage and transportation capabilities of over 50 trusted third party service providers to serve customers in the U.S. Our E&I Segment serves over 1,500 global customers through 24 distribution facilities strategically located throughout the world. We often enter new geographic areas of energy infrastructure development in conjunction with service to existing clients and working with third party service providers. In doing so, we are able to efficiently and quickly introduce our specialty products and technical expertise into new regions of high demand with minimal capital investment.

Experienced and Incentivized Management Team. Our senior managers have significant industry experience, averaging over 25 years, across upstream, midstream and downstream energy end-markets in the diverse geographies we serve and in the manufacture of the products we distribute. The compensation of our senior managers is tied to financial performance measures, which we believe aligns their interests with those of our stockholders. Following completion of the offering and as a result of the Reorganization, our management and employees would own approximately         % of our Class A common stock in the aggregate, assuming all such persons exchange their limited partnership units in EM II LP for shares of our Class A common stock.

Our Business Strategies

Our goal is to be the leading distributor of specialty steel products to the global energy sector. We intend to achieve this goal through the following strategies:

Expand Business with Existing Customers. We strive to introduce our customers to the entirety of our product portfolio on a global basis. Our experienced and knowledgeable sales force is trained to capture additional share of our customers’ overall spending on specialty steel products. Opportunities to expand business with our customers include capitalizing on new product sales and cross-selling opportunities across all of a customer’s operations in different end-markets and geographies, further penetration of existing customers’ Projects, Drilling programs and MRO supply requirements and leveraging our platform to address our customers’ global needs.

We believe our proven ability to deliver our specialized products to address complex customer needs in a timely fashion differentiates us from our competitors and facilitates our ability to drive additional business with our current customer base.

Grow Business in Select New and Existing Markets. We intend to exploit opportunities for profit and margin expansion within our existing core markets, as well as in new geographies and end-markets. We expect to capitalize on the increasing demand for energy by leveraging our suite of capabilities and reputation as a market leader to drive new customer acquisitions. We plan to achieve this goal in part by selectively enhancing our presence in geographies where significant investments in energy infrastructure are being made. Notably, we believe our specialty product offering positions us well to take advantage of the development of previously underexploited unconventional onshore and deepwater offshore resources. We also plan to expand our presence in new end-markets outside of oil and natural gas that are characterized by difficult operating environments and have similar demand for our technical expertise and highly engineered specialty products.

We also plan to selectively expand our global footprint through our asset-light model in order to maximize our ability to meet evolving customer needs. We believe our platform is highly flexible, as we are able to rapidly address areas of new demand through the addition of satellite offices, representative offices and third party stocking facilities. These means of expansion require minimal capital investment, while enabling us to deliver our full suite of capabilities. We use our asset-light profile to quickly adjust our geographic priorities according to changes in secular demand trends in our target markets.

Continue to Pursue Strategic Acquisitions and Investments. We intend to continue to grow our business through selective acquisitions, joint ventures and other strategic investments. Our proven ability to identify and integrate significant and bolt-on opportunities has been a critical factor in the creation of the existing Edgen

Group. Between 2005 and 2009, we executed five acquisitions for a total consideration of approximately $360.0 million. These acquisitions, coupled with the consolidation of B&L which will occur in connection with the Reorganization, have facilitated the growth of Edgen Group from predecessor sales of $322.3 million for the year ended 2005 to pro forma sales of $1.2 billion for the nine months ended September 30, 2011. We apply a strict set of evaluation criteria to ensure that all investments are consistent with our strategic priorities. We anticipate that our investments will expand our product offering, customer base, supplier relationships, and in certain instances, our end-market exposure.

Formation of Edgen Group and the Reorganization

Edgen Group was incorporated in December 2011 in Delaware and is the issuer in the offering. In connection with the completion of the offering:

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Edgen Group will become our new parent holding company and will be controlled by Edgen Holdings LLC, or Edgen Holdings, which will control us through its ownership of all of the Class B common stock of Edgen Group. Edgen Holdings, in turn, will be controlled by affiliates of JCP.

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Approximately     % of the partnership interests of EM II LP will be owned by JCP and other existing investors in EM II LP, which we refer to collectively as the Continuing Holders, and     % will be owned by Edgen Group. The general partner of EM II LP will become Edgen GP LLC, or New GP, a newly formed limited liability company wholly-owned by Edgen Group.

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The Continuing Holders will have a right, which we refer to as the Exchange Right, to exchange their limited partnership units in EM II LP and the shares of Class B common stock of Edgen Group held by Edgen Holdings for cash or, if Edgen Group so elects, Class A common stock of Edgen Group and, in both cases, payments under a tax receivable agreement.

■	B&L will become wholly owned by EM II LP.

■	EMGH Limited will become a subsidiary of Edgen Murray Corporation, or EMC.

The holders of limited partnership units of EM II LP will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of EM II LP. Net profits and net losses of EM II LP will generally be allocated to its limited partners pro rata in accordance with the percentages of their unit ownership. The limited partnership agreement of EM II LP will provide for cash distributions to the holders of limited partnership units of EM II LP if we determine that the taxable income of EM II LP will give rise to taxable income for its limited partners. In accordance with the limited partnership agreement of EM II LP, we intend to cause EM II LP to make cash distributions to the limited partners of EM II LP, including Edgen Group, for purposes of funding their tax obligations in respect of the income of EM II LP that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the taxable income of EM II LP allocable to such limited partner multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income).

The following diagram illustrates our summary organizational structure after the completion of the Reorganization and the offering:

Summary Organizational Structure

Use of Proceeds

We intend to use the net proceeds of the offering to purchase additional limited partnership interests in EM II LP which will be used to repay certain amounts outstanding under B&L’s term loan and revolving credit facility and a note payable issued to the former owner of B&L Predecessor and to redeem a portion of EMC’s senior secured notes.

RISK FACTORS

Any of the following risks could materially and adversely affect our business, financial condition or results of operations.

Risks relating to our business

Volatility in the global energy infrastructure market, and, in particular, a significant decline in oil and natural gas prices and refining margins, has in the past reduced, and could in the future reduce, the demand for our products, which could cause our sales and margins to decrease.

Proceeds from the sale of products to the global energy infrastructure market constitute a significant portion of our sales. As a result, we depend upon the global energy infrastructure market, and in particular the oil and natural gas industry, and upon the ability and willingness of industry participants to make capital expenditures to explore for, develop and produce, transport, process and refine oil and natural gas. The industry’s willingness to make these expenditures depends largely upon the availability of attractive drilling prospects, regulatory requirements and limitations, the prevailing view of future oil and natural gas prices, refinery margins and general economic conditions. As we experienced in 2009, 2010 and continuing into 2011, volatile oil and natural gas prices can lead to variable capital expenditures and infrastructure project spending by industry participants, which in turn can affect the demand for our products. Further sustained decreases in capital expenditures in the oil and natural gas industry could have a material adverse effect on our business, financial condition and results of operations. Many factors affect the supply of and demand for oil and natural gas and refined products, thereby affecting our sales and margins, including:

■	the level of U.S. and worldwide oil and natural gas production;

■	the level of U.S. and worldwide supplies of, and demand for, oil, natural gas and refined products;

■	the discovery rates of new oil and natural gas resources;

■	the expected cost of delivery of oil, natural gas and refined products;

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the availability of attractive oil and natural gas fields for production, which may be affected by governmental action or environmental policy, which may restrict exploration and development prospects;

■	U.S. and worldwide refinery utilization rates;

■	the amount of capital available for development and maintenance of infrastructure related to oil, gas and refined products;

■	changes in the cost or availability of transportation infrastructure and pipeline capacity;

■	levels of oil and natural gas exploration activity;

■	national, governmental and other political requirements, including the ability of the Organization of the Petroleum Exporting Countries to set and maintain production levels and pricing;

■	the impact of political instability, terrorist activities, piracy or armed hostilities involving one or more oil and natural gas producing nations;

■	pricing and other actions taken by competitors that impact the market;

■	the failure by industry participants to implement planned capital projects successfully or to realize the benefits expected for those projects;

■	the cost of, and relative political momentum in respect of, developing alternative energy sources;

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U.S. and non-U.S. governmental laws and regulations, especially anti-bribery law enforcement in underdeveloped nations, environmental and safety laws and regulations (including mandated changes in fuel consumption and specifications), trade laws, commodities and derivatives trading regulations and tax policies;

■	technological advances in the oil and natural gas industry;

■	natural disasters, including hurricanes, tsunamis, earthquakes and other weather-related events; and

■	the overall global economic environment.

Oil and natural gas prices and processing and refining margins have been and are expected to remain volatile. This volatility may cause our customers to change their strategies and capital expenditure levels. We are experiencing, have experienced in the past and may experience in the future, significant fluctuations in our business, financial condition and results of operations, based on these changes. In particular, such continued volatility in the oil, natural gas and refined products margins and markets more generally could materially and adversely affect our business, consolidated financial condition, results of operations and liquidity.

The prices we pay and charge for steel products, and the availability of steel products generally, may fluctuate due to a number of factors beyond our control, which could materially and adversely affect the value of our inventory, business, financial condition, results of operations and liquidity.

We purchase large quantities of steel products from our suppliers for distribution to our customers. The steel industry as a whole is cyclical and at times pricing and availability of these products change depending on many factors outside of our control, such as general global economic conditions, competition, consolidation of steel producers, cost and availability of raw materials necessary to produce steel (such as iron ore, coking coal and steel scrap), production levels, labor costs, freight and shipping costs, natural disasters, political instability, import duties, tariffs and other trade restrictions, currency fluctuations and surcharges imposed by our suppliers.

We seek to maintain our profit margins by attempting to increase the prices we charge for our products in response to increases in the prices we pay for them. However, demand for our products, the actions of our competitors, our contracts with certain of our customers and other factors largely out of our control will influence whether, and to what extent, we can pass any such steel cost increases and surcharges on to our customers. We may be unable to pass increased supply costs on to our customers because a portion of our sales are derived from stocking program arrangements, contracts and MRO arrangements which provide certain customers time limited price protection, which may obligate us to sell products at a set price for a specific period or because of general competitive conditions. If we are unable to pass on higher costs and surcharges to our customers, or if we are unable to do so in a timely manner, our business, financial condition, results of operations and liquidity could be materially and adversely affected.

Alternatively, if the price of steel decreases significantly or if demand for our products decreases because of increased customer, manufacturer or distributor inventory levels of specialty steel pipe, pipe components, high yield structural steel products and valves, we may be required to reduce the prices we charge for our products to remain competitive. These factors may affect our gross profit and cash flow and may also require us to write-down the value of inventory on hand that we purchased prior to the steel price decreases, which could materially and adversely affect our business, financial condition, results of operations and liquidity. For example, on a pro forma basis, we had inventory write-downs of $0.3 million and $61.7 million for the years ended December 31, 2010 and 2009, respectively, related to selling prices falling below the average cost of inventory in some of the markets we serve, including the U.S. and the Middle East. Although neither our predecessor nor B&L had any inventory write-downs during the nine months ended September 30, 2011, there can be no assurances such write-downs will not occur in the future.

Our business could also be negatively impacted by the importation of lower-cost specialty steel products into the U.S. market. An increase in the level of imported lower-cost products could adversely affect our business to the extent that we then have higher-cost products in inventory or if prices and margins are driven down by increased supplies of such products. These events could also have a material adverse effect on our profit margins and results of operations. These risks may be heightened if recently imposed tariffs on certain imported competing products and OCTG are reduced, eliminated or allowed to expire.

In addition, the domestic metals production industry has experienced consolidation in recent years. Further consolidation could result in a decrease in the number of our major suppliers or a decrease in the number of alternative supply sources available to us, which could make it more likely that termination of one or more of our relationships with major suppliers would result in a material adverse effect on our business, financial condition, results of operations or cash flows. Consolidation could also result in price increases for the products that we purchase. Such price increases could have a material adverse effect on our business, financial condition, results of operations or cash flows if we were not able to pass these price increases on to our customers.

We may experience unexpected supply shortages.

We distribute products from a wide variety of vendors and suppliers. In the future we may have difficulty obtaining the products we need from suppliers and manufacturers as a result of unexpected demand or production difficulties. Also, products may not be available to us in quantities sufficient to meet customer demand. Failure to fulfill customer orders in a timely manner could have an adverse effect on our relationships with these customers. Our inability to obtain products from suppliers and manufacturers in sufficient quantities to meet demand could have a material adverse effect on our business, results of operations and financial condition.

We maintain an inventory of products for which we do not have firm customer orders. As a result, if prices or sales volumes decline, our profit margins and results of operations could be adversely affected.

Our profitability, margins and cash flows may be negatively affected if we are unable to sell our inventory in a timely manner. Because we maintain substantial inventories of specialty steel products for which we do not have firm customer orders, there is a risk that we will be unable to sell our existing inventory at the volumes and prices we expect. For example, the value of our inventory could decline if the prices we are able to charge our customers decline. In that case, we may experience reduced margins or losses as we dispose of higher-cost products at reduced market prices. For instance, during the fiscal year ended December 31, 2009, our predecessor incurred losses of $12.7 million due to strategic inventory liquidation (at prices below cost) of inventory related primarily to products for the North American midstream oil and natural gas market. Although neither our predecessor nor B&L incurred significant losses related to inventory liquidation during the nine months ended September 30, 2011, there can be no assurance that such losses will not occur in the future.

Our ten largest customers account for a substantial portion of our sales and profits, and the loss of these customers could result in materially decreased sales and profits.

Our ten largest customers accounted for approximately 35% of our pro forma sales for the nine months ended September 30, 2011. We may lose a customer for any number of reasons, including as a result of a merger or acquisition, the selection of another provider of specialty steel products, business failure or bankruptcy of the customer, or dissatisfaction with our performance. Consistent with industry practice, we do not have long-term contracts with most of our major customers. Our customers with whom we do not have long-term contracts have the ability to terminate their relationships with us at any time. Moreover, to the extent we have long-term contracts with our major customers, these contracts generally may be discontinued with 30 days notice by either party, are not exclusive and do not require minimum levels of purchases. Loss of these customers could adversely affect our business, results of operations and cash flow.

Our business is sensitive to economic downturns and adverse credit market conditions, which could adversely affect our business, financial condition, results of operations and liquidity.

Aspects of our business, including demand for and availability of our products, are dependent on, among other things, the state of the global economy and adverse conditions in the global credit markets. Our business has been affected in the past and may be affected in the future by the following:

■	our customers may reduce or eliminate capital expenditures as a result of reduced demand from their customers;

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our customers may not be able to obtain sufficient funding at a reasonable cost or at all as a result of tightening credit markets, which may result in delayed or cancelled projects or maintenance expenditures;

■	our customers may not be able to pay us in a timely manner, or at all, as a result of declines in their cash flows or available credit;

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we may experience supply shortages for certain products if our suppliers reduce production as a result of reduced demand for their products or as a result of limitations on their ability to access credit for their operations;

■	we may experience tighter credit terms from our suppliers, which could increase our working capital needs and potentially reduce our liquidity; and

■	the value of our inventory could decline if the sales prices we are able to charge our customers decline.

As a result of these and other effects, economic downturns such as the one we recently experienced have, and could in the future, materially and adversely affect our business, financial condition, results of operations and liquidity.

In addition, market disruptions, such as the recent global economic recession, could adversely affect the creditworthiness of lenders under our debt facilities. Any reduced credit availability under our revolving credit facilities could require us to seek other forms of liquidity through financing in the future and the availability of such financing will depend on market conditions prevailing at that time.

We rely on our suppliers to meet the required specifications for the products we purchase from them, and we may have unreimbursed losses arising from our suppliers’ failure to meet such specifications.

We rely on our suppliers to provide mill certifications that attest to the specifications and physical and chemical properties of the steel products that we purchase from them for resale. We generally do not undertake independent testing of any such steel but rely on our customers or assigned third-party inspection services to notify us of any products that do not conform to the specifications certified by the mill or equipment fabricators. We may be subject to customer claims and other damages if products purchased from our suppliers are deemed to not meet customer specifications. These damages could exceed any amounts that we are able to recover from our suppliers or under our insurance policies. Failure to provide products that meet our customer’s specifications would adversely affect our relationship with such customer, which could negatively impact our business and results of operations.

Loss of key suppliers could decrease our sales volumes and overall profitability.

For the nine months ended September 30, 2011, our ten largest suppliers accounted for approximately 66% of our pro forma purchases and our single largest supplier accounted for approximately 26% of our pro forma purchases. Consistent with industry practice, we do not have long-term contracts with most of our suppliers. Therefore, most of our suppliers have the ability to terminate their relationships with us or reduce their planned allocations of product to us at any time. The loss of any of these suppliers due to merger or acquisition, business failure, bankruptcy or other reason could put us at a competitive disadvantage by decreasing the availability or increasing the prices, or both, of products we distribute, which in turn could result in a decrease in our sales volumes and overall profitability.

Loss of third-party transportation providers upon which we depend, failure of such third-party transportation providers to deliver high quality service or conditions negatively affecting the transportation industry could increase our costs and disrupt our operations.

We depend upon third-party transportation providers for delivery of products to our customers. Shortages of transportation vessels, transportation disruptions or other adverse conditions in the transportation industry due to shortages of truck drivers, strikes, slowdowns, piracy, terrorism, disruptions in rail service, closures of shipping routes, unavailability of ports and port service for other reasons, increases in fuel prices and adverse weather conditions could increase our costs and disrupt our operations and our ability to deliver products to our customers on a timely basis. We cannot predict whether or to what extent any of these factors would affect our costs or otherwise harm our business. In addition, the failure of our third-party transportation providers to provide high quality customer service when delivering product to our customers would adversely affect our reputation and our relationship with our customers and could negatively impact our business and results of operations.

Significant competition from a number of companies could reduce our market share and have an adverse effect on our selling prices, sales volumes and results of operations.

We operate in a highly competitive industry and compete against a number of other market participants, some of which have significantly greater financial, technological and marketing resources than we do. We compete primarily on the basis of pricing, availability of specialty products and customer service. We may be unable to compete successfully with respect to these or other competitive factors. If we fail to compete effectively, we could lose market share to our competitors. Moreover, our competitors’ actions could have an adverse effect on our selling prices and sales volume. To compete for customers, we may elect to lower selling prices or offer increased services at a higher cost to us, each of which could reduce our sales, margins and earnings. There can be no assurance that we will be able to compete successfully in the future, and our failure to do so could adversely affect our business, results of operations and financial condition.

Loss of key management or sales and customer service personnel could harm our business.

Our future success depends to a significant extent on the skills, experience and efforts of management. While we have not experienced problems in the past attracting and retaining members of our management team, the loss of any or all of these individuals could materially and adversely affect our business. We do not carry key-man life insurance on any member of management other than a policy inherited by us for our Chief Operating Officer, Craig S. Kiefer. We must continue to develop and retain a core group of individuals if we are to realize our goal of continued expansion and growth. We cannot assure you that we will be able to do so in the future.

Because of the specialized nature of our products and services, generally only highly qualified and trained sales and customer service personnel have the necessary skills to market our products and provide product support to our customers. Such employees develop relationships with our customers that could be damaged or lost if these employees are not retained. We face intense competition for the hiring of these professionals. Any failure on our part to hire, train and retain a sufficient number of qualified sales and customer service personnel could materially and adversely affect our business. In particular, our efforts to continue expansion internationally will be dependent on our ability to continue to hire and train a skilled and knowledgeable sales force to attract customers in these markets. In addition, a significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, increases in the wage rates that we must pay, or both. The actual occurrence of any of these events could appreciably increase our cost structure and, as a result, materially impair our growth potential and our results of operations.

The development of alternatives to steel product distributors in the supply chain in the industries in which we operate could cause a decrease in our sales and results of operations and limit our ability to grow our business.

If our customers were to acquire or develop the capability and desire to purchase products directly from our suppliers in a competitive fashion, it would likely reduce our sales volume and overall profitability. Our suppliers also could expand their own local sales forces, marketing capabilities and inventory stocking capabilities and sell more products directly to our customers. Likewise, customers could purchase from our suppliers directly in situations where large orders are being placed and where inventory and logistics support planning are not necessary in connection with the delivery of the products. These and other actions that remove us from, limit our role in, or reduce the value that our services provide in the distribution chain could materially and adversely affect our business, financial condition and results of operations.

Our customers that are pursuing unconventional or offshore oil and natural gas resources, or that are using new drilling and extraction technologies, such as horizontal drilling and hydraulic fracturing, could face regulatory, political and economic challenges that may result in increased costs and additional operating restrictions or delays as well as adversely affect our business and operating results.

The pursuit of unconventional oil and natural gas resources, the expansion of offshore drilling and exploration, as well as new drilling and extraction technologies, including hydraulic fracturing and horizontal drilling, have received significant regulatory and political focus. Hydraulic fracturing is an essential technology for the development and production of unconventional oil and natural gas resources. The hydraulic fracturing process in the U.S. is typically subject to state and local regulation, and has been exempt from federal regulation since 2005 pursuant to the federal Safe Drinking Water Act (except when the fracturing fluids or propping agents contain diesel fuels). Public concerns have been raised regarding the potential impact of hydraulic fracturing on drinking water. Two companion bills, known collectively as the Fracturing Responsibility and Awareness of Chemicals Act, or FRAC Act, have been introduced before the U.S. Congress that would repeal the Safe Drinking Water Act exemption and otherwise restrict hydraulic fracturing. If enacted, the FRAC Act could result in additional regulatory burdens such as permitting, construction, financial assurance, monitoring, recordkeeping and plugging and abandonment requirements. The FRAC Act also proposes requiring the disclosure of chemical constituents used in the hydraulic fracturing process to state or federal regulatory authorities, who would then make such information publicly available. Several states have enacted similar chemical disclosure regulations. The availability of this information could make it easier for third parties to initiate legal proceedings based on allegations that specific chemicals used in the hydraulic fracturing process could adversely affect groundwater.

The United States Environmental Protection Agency, or the EPA, is conducting a comprehensive study of the potential environmental impacts of hydraulic fracturing activities, and a committee of the House of Representatives is also conducting an investigation of hydraulic fracturing practices. In August and November 2011, the United States Department of Energy Shale Gas Subcommittee, or DOE, issued two reports on measures that can be taken to reduce the potential environmental impacts of shale gas production. The results of the DOE and EPA studies and House investigation could lead to restrictions on hydraulic fracturing. The EPA is currently working on new interpretive guidance for Safe Drinking Water Act permits that would be required with respect to the oil and natural gas wells that use fracturing fluids or propping agents containing diesel fuels. The EPA has proposed regulations under the federal Clean Air Act in July 2011 regarding certain criteria and hazardous air pollutant emissions from the hydraulic fracturing of oil and natural gas wells and, in October 2011, announced its intention to propose regulations by 2014 under the federal Clean Water Act to regulate wastewater discharges from hydraulic fracturing and other gas production. In addition, various state and local governments, as well as the United States Department of Interior and certain river basin commissions have taken steps to increase regulatory oversight of hydraulic fracturing through additional permit requirements, operational restrictions, disclosure obligations and temporary or permanent bans on hydraulic fracturing in certain local jurisdictions or in environmentally sensitive areas such as watersheds. Any future federal, state or local laws or regulations imposing reporting obligations on, or otherwise limiting, the hydraulic fracturing process could make it more difficult to complete oil and natural gas wells in certain formations. Any decrease in drilling activity resulting from the increased regulatory restrictions and costs associated with hydraulic fracturing, or any permanent, temporary or regional prohibition of the uses of this technology, could adversely affect demand for our products and our results of operations.

In addition to regulatory challenges facing hydraulic fracturing, the process of extracting hydrocarbons from shale formations requires access to water, chemicals and proppants. If any of these necessary components of the fracturing process is in short supply in a particular operating area or in general, the pace of drilling could be slowed, which could reduce demand for the products we distribute.

Another source of oil and natural gas resources facing increased regulation is offshore drilling and exploration. The April 2010 Deepwater Horizon accident in the Gulf of Mexico and its aftermath resulted in increased public scrutiny, including a moratorium on offshore drilling in the U.S. While the moratorium has been lifted, there has been a delay in resuming operations related to drilling offshore in areas impacted by the moratorium and we cannot assure you that operations related to drilling offshore in such areas will reach the same levels that existed prior to the moratorium or that a future moratorium may not arise. In addition, this event has resulted in new and proposed legislation and regulation in the U.S. of the offshore oil and natural gas industry, which may result in substantial increases in costs or delays in drilling or other operations in U.S. waters, oil and natural gas projects potentially becoming less economically viable and reduced demand for our products and services. Other countries in which we operate may also consider moratoriums or increase regulation with respect to offshore drilling. If future moratoriums or increased regulations on offshore drilling or contracting services operations arose in the U.S. or other countries, our customers could be required to cease their offshore drilling activities or face higher operating costs in those areas. These events and any other regulatory and political challenges with respect to unconventional oil and natural gas resources and new drilling and extraction technologies could reduce demand for our products and services and materially and adversely affect our business and operating results.

Changes in the payment terms we receive from our suppliers could have a material adverse effect on our liquidity.

The payment terms we receive from our suppliers are dependent on several factors, including, but not limited to, our payment history with the supplier, the supplier’s credit granting policies, contractual provisions, our credit profile, industry conditions, global economic conditions, our recent operating results, financial position and cash flows and the supplier’s ability to obtain credit insurance on amounts that we owe them. Adverse changes in any of these factors, certain of which may not be wholly in our control, may induce our suppliers to shorten the payment terms of their invoices. For example, as a result of the worldwide economic recession and its impact on steel demand and prices, some of our suppliers have experienced a reduction in trade credit insurance available to them for sales to foreign accounts. This reduction in trade credit insurance has resulted in certain suppliers reducing the available credit they grant to us and/or requiring other forms of credit support, including letters of credit and payment guarantees under the revolving credit facility available to EMC and certain of EM II LP’s non-U.S. subsidiaries, which we refer to as the EM revolving credit facility. Providing this credit support decreases availability under this revolving credit facility. Since we incur costs for trade finance instruments under our revolving credit facilities, this trend has increased our borrowing costs, although not significantly. Given the large amounts and volume of our purchases from suppliers, a change in payment terms may have a material adverse effect on our liquidity and our ability to make payments to our suppliers, and consequently may have a material adverse effect on our business, results of operations and financial condition.

We are a holding company with no revenue generating operations of our own. We depend on the performance of our subsidiaries and their ability to make distributions to us.

We are a holding company with no business operations, sources of income or assets of our own other than our ownership interests in our subsidiaries. Because all of our operations are conducted by our subsidiaries, our cash flow and our ability to repay debt that we currently have and that we may incur after the offering and our ability to pay dividends to our stockholders are dependent upon cash dividends and distributions or other transfers from our subsidiaries. Payment of dividends, distributions, loans or advances by our subsidiaries to us are subject to restrictions imposed by our revolving credit agreements and the indenture governing EMC’s senior secured notes. Our revolving credit agreements also limit our ability to allocate cash flow or resources among certain subsidiaries. In addition, payments or distributions from our subsidiaries could be subject to restrictions on dividends or repatriation of earnings, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate. In particular, EMGH Limited, our principal U.K. subsidiary, may under English law only pay dividends out of distributable profits.

Our subsidiaries are separate and distinct legal entities. Any right that we have to receive any assets of or distributions from any of our subsidiaries upon the bankruptcy, dissolution, liquidation or reorganization of any such subsidiary, or to realize proceeds from the sale of their assets, will be junior to the claims of that subsidiary’s creditors, including trade creditors and holders of debt issued by that subsidiary.

Risks generally associated with acquisitions, including identifying and integrating future acquisitions, could adversely affect our growth strategy.

A key element of our growth strategy has been, and is expected to be, the pursuit of acquisitions of other businesses that either expand or complement our global platform. However, we cannot assure you that we will be able to consummate future acquisitions because of uncertainty in respect of competition for such acquisitions or, availability of financial resources or regulatory approval, amongst other reasons. Additionally, we cannot assure you that we will be able to identify additional acquisitions or that we would realize any anticipated benefits from such acquisitions. Integrating businesses involves a number of risks, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems concerning assimilating and retaining the employees of the acquired business, accounting issues that arise in connection with the acquisition, including amortization of acquired assets, challenges in retaining customers, assumption of known or unknown material liabilities or regulatory non-compliance issues and potentially adverse short-term effects on cash flow or operating results. Acquired businesses may require a greater amount of capital, infrastructure or other spending than we anticipate. In addition, we may incur debt to finance future acquisitions, which could increase our leverage. Further, we may face additional risks to the extent that we make acquisitions of international companies or involving international operations, including, among other things, compliance with foreign regulatory requirements, political risks, difficulties in enforcement of third-party contractual obligations and integration of international operations with our domestic operations. We cannot assure you that we will be successful in consummating future acquisitions on favorable terms, if at all. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our growth strategy could be adversely impacted.

Our global operations, in particular those in emerging markets, are subject to various risks which could have a material adverse effect on our business, results of operations and financial condition.

Our business is subject to certain risks associated with doing business globally, particularly in emerging markets. Our sales outside of North America represented approximately 20% of our pro forma sales for the nine months ended September 30, 2011. One of our growth strategies is to pursue opportunities for our business in a variety of geographies outside the U.S., which could be adversely affected by the risks set forth below. Our operations are subject to risks associated with the political, regulatory and economic conditions of the countries in which we operate, such as:

■	the burden of complying with multiple and possibly conflicting laws and any unexpected changes in regulatory requirements, including those disrupting purchasing and distribution capabilities;

■

foreign currency exchange controls, import and export restrictions and tariffs, including restrictions promulgated by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and other trade protection regulations and measures;

■	political risks, including risks of loss due to civil disturbances, acts of terrorism, acts of war, piracy, guerilla activities and insurrection;

■	unstable economic, financial and market conditions and increased expenses as a result of inflation, or higher interest rates;

■	difficulties in enforcement of third-party contractual obligations and collecting receivables through foreign legal systems;

■

foreign governmental regulations that favor or require the awarding of contracts to local contractors or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction;

■	difficulty in staffing and managing international operations and the application of foreign labor regulations;

■	workforce uncertainty in countries where labor unrest is more common than in the U.S.;

■	differing local product preferences and product requirements;

■	fluctuations in currency exchange rates to the extent that our assets or liabilities are denominated in a currency other than the functional currency of the country where we operate;

■

potentially adverse tax consequences from changes in tax laws, requirements relating to withholding taxes on remittances and other payments by subsidiaries and restrictions on our ability to repatriate dividends from our subsidiaries;

■

exposure to liabilities under anti-corruption and anti-money laundering laws and regulations, including the U.S. Foreign Corrupt Practices Act, or FCPA, the U.K. Bribery Act 2010 and similar laws and regulations in other jurisdictions; and

■	enhanced costs associated with complying with increasing governmental regulation of anti-corruption and anti-money laundering.

Any one of these factors could materially adversely affect our sales of products or services to global customers or harm our reputation, which could materially adversely affect our business, results of operations and financial condition.

Exchange rate fluctuations could adversely affect our results of operations and financial position.

In the ordinary course of our business, we enter into purchase and sales commitments that are denominated in currencies that differ from the functional currency used by our operating subsidiaries. Currency exchange rate fluctuations can create volatility in our consolidated financial position, results of operations and/or cash flows. Although we may enter into foreign exchange agreements with financial institutions in order to reduce our exposure to fluctuations in currency exchange rates, these transactions, if entered into, will not eliminate that risk entirely. To the extent that we are unable to match sales received in foreign currencies with expenses paid in the same currency, exchange rate fluctuations could have a negative impact on our consolidated financial position, results of operations and/or cash flows. Additionally, because our consolidated financial results are reported in U.S. dollars, if we generate net sales or earnings within entities whose functional currency is not the U.S. dollar, the translation of such amounts into U.S. dollars can result in an increase or decrease in the amount of our net sales or earnings. With respect to our potential exposure to foreign currency fluctuations and devaluations, for the nine months ended September 30, 2011, approximately 22% of our pro forma sales originated from subsidiaries outside of the U.S. in currencies including, among others, the pound sterling, euro and U.S. dollar. As a result, a material decrease in the value of these currencies relative to the U.S. dollar may have a negative impact on our reported sales, net income and cash flows. Any currency controls implemented by local monetary authorities in countries where we currently operate could adversely affect our business, financial condition and results of operations.

Due to the global nature of our business, we could be adversely affected by violations of the FCPA, similar anti-bribery laws in other jurisdictions in which we operate, and various international trade and export laws.

The global nature of our business creates various domestic and local regulatory challenges. FCPA, and similar anti-bribery laws in other jurisdictions generally prohibit U.S.-based companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. The U.K. Bribery Act 2010 prohibits certain entities from making improper payments to governmental officials and to commercial entities. Our policies mandate compliance with these anti-bribery laws. We operate in many parts of the world that experience corruption by government officials to some degree and, in certain circumstances, compliance with anti-bribery laws may conflict with local customs and practices. Our global operations require us to import and export to and from myriad countries, which geographically stretches our compliance obligations. To help ensure compliance, our anti-

bribery policy and training on a global basis provide our employees with procedures, guidelines and information about anti-bribery obligations and compliance. Further, we require our partners, subcontractors, agents and others who work for us or on our behalf to comply with anti-bribery laws. We also have procedures and controls in place designed to ensure internal and external compliance. However, such anti-bribery policy, training, internal controls and procedures will not always protect us from reckless, criminal, or unintentional acts committed by our employees, agents or other persons associated with us. If we are found to be in violation of the FCPA, the U.K. Bribery Act 2010 or other anti-bribery laws (either due to acts or inadvertence of our employees, or due to the acts or inadvertence of others), we could suffer criminal or civil penalties or other sanctions, which could have a material adverse effect on our business.

Hurricanes or other adverse weather events could negatively affect our local economies or disrupt our operations, which could have an adverse effect on our business or results of operations.

Our geographic market areas in the southeastern U.S. and APAC are susceptible to tropical storms, or, in more severe cases, hurricanes and typhoons, respectively. Such weather events can disrupt our operations or those of our customers or suppliers, result in damage to our properties and negatively affect the local economies in which we operate. Additionally, we may experience communication disruptions with our customers, suppliers and employees. In 2008 and 2005, Hurricanes Gustav, Ike, Katrina and Rita struck the Gulf Coast of Louisiana, Mississippi, Alabama and Texas and caused extensive and catastrophic physical damage to those market areas. As a result of Hurricanes Katrina and Rita, our Louisiana and Texas locations sustained minor physical damage and were closed for a number of days to secure our employees. Our sales order backlog and shipments experienced a temporary decline immediately following the hurricanes.

We cannot predict whether, or to what extent, damage caused by future hurricanes and tropical storms will affect our operations or the economies in those market areas. Such weather events could result in a disruption of our purchasing and distribution capabilities, an interruption of our business that exceeds our insurance coverage, our inability to collect from customers, the inability of our suppliers to provide product, the inability of third-party transportation providers to deliver product and increased operating costs. Our business or results of operations may be adversely affected by these and other negative effects of hurricanes or other adverse weather events.

We rely on our information technology systems to manage numerous aspects of our business and customer and supplier relationships, and a disruption of these systems could adversely affect our business, financial condition and results of operations.

We depend on our information technology, or IT, systems to manage numerous aspects of our business transactions and provide analytical information to management. Our IT systems allow us to efficiently purchase products from our suppliers, provide procurement and logistics services, ship products to our customers on a timely basis, maintain cost-effective operations and provide superior service to our customers. Our IT systems are an essential component of our business and growth strategies, and a disruption to our IT systems could significantly limit our ability to manage and operate our business efficiently. These systems are vulnerable to, among other things, damage and interruption from power loss, including as a result of natural disasters, computer system and network failures, loss of telecommunications services, operator negligence, loss of data, security breaches and computer viruses. Any such disruption could adversely affect our competitive position and thereby our business, financial condition and results of operations.

Our operations and those of our customers are subject to environmental laws and regulations. Liabilities or claims with respect to environmental matters could materially and adversely affect our business.

Our operations and those of our customers are subject to extensive and frequently changing federal, state, local and foreign laws and regulations relating to the protection of human health and the environment, including those limiting the discharge and release of pollutants into the environment and those regulating the transport, use, treatment, storage, disposal and remediation of, and exposure to, hazardous materials, substances and wastes. Failure to comply with environmental laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of fines and penalties, imposition of remedial requirements and the issuance of orders enjoining future operations or imposing additional compliance requirements on such operations. In addition, certain environmental laws can impose strict, joint and several liability without regard to fault on responsible parties, including past and present owners and operators of sites, related to cleaning up sites at which hazardous wastes or materials were disposed or released even if the disposals or releases were in compliance with applicable law at the time of those actions.

Our customers operate primarily in the upstream, midstream and downstream end-markets for oil and natural gas, each of which is highly regulated due to high level of perceived environmental risk. Liability under environmental laws and regulations could result in cancellation of or reduction in future oil and natural gas related activity. Future events, such as the discovery of currently unknown contamination or other matters, spills caused by future pipeline ruptures, changes in existing environmental laws and regulations or their interpretation and more vigorous enforcement policies by regulatory agencies, may give rise to additional expenditures or liabilities for our operations or those of our customers, which could impair our operations and adversely affect our business and results of operations.

In addition, various current and likely future federal, state, local and foreign laws and regulations could regulate climate change and the emission of greenhouse gases, particularly carbon dioxide and methane. Future climate change regulation could reduce demand for the use of fossil fuels, which could adversely impact the operations of our customers. We cannot predict the impact that such regulation may have, or that climate change may otherwise have, on our business.

Increased regulatory focus on worker safety and health, including pipeline safety, could subject us and our customers to significant liabilities and compliance expenditures.

Companies undertaking oil and natural gas extraction, processing and transmission infrastructure across the upstream, midstream and downstream end-markets are facing increasingly strict safety requirements as they manage and build infrastructure. As a result, our operations and those of our customers are subject to increasingly strict federal, state, local and foreign laws and regulations governing worker safety and employee health, including pipeline safety and exposure to hazardous materials. Future environmental and safety compliance could require the use of more specialized products and higher rates of maintenance, repair and replacement to ensure the integrity of our customers’ facilities. The Pipeline Inspection, Protection, Enforcement and Safety Act has established a regulatory framework that mandates comprehensive testing and replacement programs for transmission lines across the U.S. Pipeline safety is subject to state regulation as well as by the Pipeline and Hazardous Materials Safety Administration of the United States Department of Transportation, which, among other things, regulates natural gas and hazardous liquid pipelines. The Pipeline Safety, Regulatory Certainty and Job Creation Act of 2011 bill that would further enhance federal regulation of pipeline safety passed Congress by unanimous consent in December 2011. From time to time, administrative or judicial proceedings or investigations may be brought by private parties or government agencies, or stricter enforcement could arise, with respect to pipeline safety and employee health matters. Such proceedings or investigations, stricter enforcement or increased regulation of pipeline safety could result in fines or costs or a disruption of our operations and those of our customers, all of which could adversely affect our business and results of operations.

We could be subject to personal injury, property damage, product liability, warranty, environmental and other claims involving allegedly defective products that we distribute.

The products we distribute are often used in potentially hazardous applications that could result in death, personal injury, property damage, environmental damage, loss of production, punitive damages and consequential damages. Actual or claimed defects in the products we distribute may result in our being named as a defendant in lawsuits asserting potentially large claims despite our not having manufactured the products alleged to have been defective. We may offer warranty terms that exceed those of the supplier, or we and the supplier may be financially unable to cover the losses and damages caused by any defective products that it manufactured and we distributed. Finally, the third-party supplier may be in a jurisdiction where it is impossible to enforce our rights to obtain contribution in the event of a claim against us.

We may not have adequate insurance for potential liabilities.

In the ordinary course of business, we may be subject to various product and non-product related claims, laws and administrative proceedings seeking damages or other remedies arising out of our commercial operations. We maintain insurance to cover our potential exposure for most claims and losses. However, our insurance coverage is subject to various exclusions, self-retentions and deductibles, may be inadequate or unavailable to protect us fully, and may be canceled or otherwise terminated by the insurer. Furthermore, we face the following additional risks under our insurance coverage:

■	we may not be able to continue to obtain insurance coverage on commercially reasonable terms, or at all;

■

we may be faced with types of liabilities that are not covered under our insurance policies, such as damages from environmental contamination or terrorist attacks, and that exceed any amounts we may have reserved for such liabilities;

■	the amount of any liabilities that we may face may exceed our policy limits and any amounts we may have reserved for such liabilities; and

■	we may incur losses resulting from interruption of our business that may not be fully covered under our insurance policies.

Even a partially uninsured claim of significant size, if successful, could materially and adversely affect our business, financial condition, results of operations and liquidity. However, even if we successfully defend ourselves against any such claim, we could be forced to spend a substantial amount of money in litigation expenses, our management could be required to spend valuable time in the defense against these claims and our reputation could suffer, any of which could harm our business and financial condition.

Our internal controls over financial reporting may not be effective, which could have a significant and adverse effect on our business and reputation.

We are evaluating our internal controls over financial reporting in order to allow management to report on the design and operational effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and rules and regulations of the Securities and Exchange Commission, or SEC, thereunder, which we refer to as Section 404. We are in the process of documenting and initiating tests of our internal control procedures in order to satisfy the requirements of Section 404, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. We are required to comply with the requirements of Section 404 for our fiscal year ending December 31, 2013. In addition, if we fail to achieve and maintain the adequacy of our internal controls over financial reporting, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could adversely affect our results of operations.

We may incur asset impairment charges for goodwill and other indefinite lived intangible assets, which would result in lower reported net income (or higher net losses).

Under accounting principles generally accepted in the U.S., we are required to evaluate our goodwill and other indefinite lived intangible assets for impairment at least annually, and additionally whenever a triggering event occurs that indicates the carrying value may not be recoverable.

During 2010, we performed an interim goodwill impairment analysis that indicated the book value of goodwill for our predecessor’s Americas and United Arab Emirates (UAE) reporting units exceeded their estimated fair value. As a result, our predecessor recorded an impairment charge of $62.8 million, which is reflected in its statement of operations for the year ended December 31, 2010. As of September 30, 2011, there was no goodwill balance remaining at our predecessor’s Americas and UAE reporting units after this impairment charge and a total of $22.9 million of goodwill remained in our predecessor’s U.K. and Singapore reporting units. In connection with the performance of the interim goodwill impairment analysis, tradenames and trademarks were also tested for impairment and no impairment was recorded by our predecessor as the fair value of the tradenames and trademarks exceeded their carrying value at the review date. As of September 30, 2011, the book value of tradenames and trademarks on our pro forma balance sheet was $21.5 million and there were no impairment charges recorded by our predecessor or B&L during the nine months ended September 30, 2011.

In assessing the recoverability of our goodwill and other indefinite lived intangible assets, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. Any significant changes to any of these assumptions or factors could have a material impact on the results of our goodwill impairment analysis. If goodwill is determined to be impaired for any of our reporting units now or in the future, a non-cash charge would be required. Any such charge would result in lower reported net income (or higher net losses)

Risks related to our existing indebtedness

We may not be able to generate sufficient cash to service all of our indebtedness.

Our ability to make payments on our indebtedness depends on our ability to generate cash in the future. Subsequent to the Reorganization, we expect that EMC’s senior secured notes, our revolving credit facilities and our other outstanding indebtedness will account for significant cash interest expense in fiscal 2012 and subsequent years. Accordingly, we will have to generate significant cash flow from operations solely to meet our debt service requirements. If we do not generate sufficient cash flow to meet our debt service and working capital requirements, we may need to seek additional financing; however, this insufficient cash flow may make it more difficult for us to obtain financing on terms that are acceptable to us, or at all. Furthermore, our equity sponsors have no obligation to provide us with debt or equity financing and we therefore may be unable to generate sufficient cash to service all of our indebtedness.

We may need additional capital in the future and it may not be available on acceptable terms.

We may require additional capital in the future to do the following:

■	fund our operations;

■	finance investments in equipment and infrastructure needed to maintain and expand our distribution capabilities;

■	enhance and expand the range of products and services we offer;

■	respond to potential strategic opportunities, such as investments, acquisitions and expansion; and

■	service or refinance our indebtedness.

Because of our high level of outstanding indebtedness, additional financing may not be available on terms favorable to us, or at all. The terms of available financing may restrict our financial and operating flexibility. If adequate funds are not available on acceptable terms, we may be forced to reduce our operations or delay, limit or abandon expansion opportunities. Moreover, even if we are able to continue our operations, the failure to obtain additional financing could adversely affect our ability to compete.

Some of our indebtedness is subject to floating interest rates, which would result in our interest expense increasing if interest rates rise.

Indebtedness under our revolving credit facilities and otherwise is and may be in the future subject to floating interest rates. Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and reducing funds available for operations or other purposes. Accordingly, we may experience a negative impact on earnings and/or cash flows as a result of interest rate fluctuation. The actual impact would depend on the amount of floating rate debt outstanding, which fluctuates from time to time. As of September 30, 2011, there were $23.3 million of cash borrowings outstanding under B&L’s revolving credit facility, which we refer to as the BL revolving credit facility, and no cash borrowings outstanding under the EM revolving credit facility.

Notwithstanding our current indebtedness levels and restrictive covenants in the agreements governing our indebtedness, we may still be able to incur substantial additional debt, which could exacerbate the risks described above.

We may be able to incur additional debt in the future. Although the agreements governing our existing debt, including the credit agreements for the revolving credit facilities and the indenture governing EMC’s senior secured notes, contain restrictions on our ability to incur indebtedness, those restrictions are subject to a number of exceptions which permit us to incur substantial debt. In addition, if we are able to designate some of our restricted subsidiaries under the indenture governing EMC’s senior secured notes as unrestricted subsidiaries, those unrestricted subsidiaries would be permitted to incur debt outside of the limitations specified in the indenture. Adding new debt to current debt levels or making otherwise restricted payments could intensify the related risks that we and our subsidiaries now face.

Restrictive covenants in the agreements governing our current or future indebtedness could restrict our operating flexibility.

The indenture governing EMC’s senior secured notes and the credit agreements governing our revolving credit facilities contain affirmative and negative covenants that limit our ability and the ability of our subsidiaries to take certain actions. These restrictions may limit our ability to operate our business and may prohibit or limit our ability to enhance our operations or take advantage of potential business opportunities as they arise. The credit agreements governing our revolving credit facilities require us, under certain circumstances, to maintain specified financial ratios including fixed charge coverage ratios and satisfy other financial conditions. Our indenture and the credit agreements governing our revolving credit facilities restrict, among other things, our ability and the ability of certain of our subsidiaries to:

■	incur or guarantee additional debt and issue preferred stock;

■	pay dividends or make other distributions, or repurchase capital stock or subordinated debt;

■	make certain investments and loans;

■	create liens;

■	engage in sale and leaseback transactions;

■	make material changes in the nature or conduct of our business;

■	create restrictions on the payment of dividends and other amounts to us from our subsidiaries;

■	enter into agreements restricting the ability of a subsidiary to make or repay loans to, transfer property to, or guarantee indebtedness of, us or any of our subsidiaries;

■	merge or consolidate with or into other companies;

■	make capital expenditures;

■	transfer or sell assets; and

■	engage in transactions with affiliates.

The breach of any of these covenants by us or the failure by us to meet any of these ratios or conditions could result in a default under any or all of such indebtedness. Furthermore, if we or certain of our subsidiaries experience a specified change of control, a default may occur under the indenture governing EMC’s senior secured notes and the credit agreements governing our revolving credit facilities. If a default occurs under any such indebtedness, all of the outstanding obligations thereunder could become immediately due and payable, which could result in a cross-default under certain of our other outstanding indebtedness and could lead to an acceleration of obligations related to EMC’s senior secured notes and other outstanding indebtedness. Our ability to comply with the provisions of the indenture governing EMC’s senior secured notes, the credit agreements governing our revolving credit facilities and other debt agreements governing other indebtedness we may incur in the future can be affected by events beyond our control and may make it difficult or impossible for us to comply.

Credit availability under our revolving credit facilities is subject to a borrowing base limitation that fluctuates from time to time and is subject to redetermination.

Our credit availability under our revolving credit facilities could decline if the values of our borrowing bases (which are calculated based on a percentage of eligible inventory and eligible trade accounts receivable, as defined in each of the credit agreements governing the EM revolving credit facility and the BL revolving credit facility) decline, the applicable administrative agents impose reserves in their discretion, our utilization under our revolving credit facilities increases, or for other reasons. The value of one or both of our revolving credit facilities’ borrowing bases could decline if the value of their respective eligible inventory or accounts receivable declines due to economic or market conditions, working capital practices, or otherwise. In addition, the administrative agents under the revolving credit facilities are entitled to conduct borrowing base field audits and inventory appraisals at least annually, which may result in a lower borrowing base valuation for one or both of our facilities. If our credit availability is less than our utilization under either of the revolving credit facilities, we would be required to repay borrowings and/or cash collateralize outstanding trade finance instruments sufficient to eliminate the deficit.

Furthermore, full credit availability could be limited by the requirement to maintain the fixed charge coverage ratio at or above 1.10 to 1.00 under the BL revolving credit facility, and, under certain circumstances, 1.25 to 1.00 under the EM revolving credit facility because any additional utilization would increase cash interest expense and, all else being equal, decrease our fixed charge coverage ratios. The fixed charge coverage ratio under the EM revolving credit facility could be applicable if the aggregate availability falls below certain thresholds. As of the nine months ended September 30, 2011, the fixed charge coverage ratio under the EM revolving credit facility exceeded the required minimum fixed charge coverage ratio of 1.25 to 1.00 and the fixed charge coverage ratio under the BL revolving credit facility exceeded the required minimum fixed charge coverage ratio of 1.10 to 1.00. Although the EM revolving credit facility’s fixed charge coverage ratio covenant was not applicable because EM’s aggregate availability was above the applicable threshold, there can be no assurance that our aggregate availability will not fall below one of the applicable thresholds in the future. Our failure to satisfy the minimum fixed charge coverage ratios under our revolving credit facilities at a time when they are applicable would be an event of default under each of the applicable revolving credit facilities, in which case either of the administrative agents or the requisite lenders may accelerate the maturity of our revolving credit facilities and/or terminate the lending commitments thereunder and which could result in a default under and acceleration of certain of our other indebtedness. Our operations are funded, in part, from borrowings under the revolving credit facilities and are supported with trade finance instruments issued from our revolving credit facilities. If we are unable to continue utilizing the revolving credit facilities and if we cannot obtain alternate credit sources or trade finance support at commercially reasonable rates, or if we are required to repay debt under the revolving credit facilities or any other facility, we may not be able to continue our operations without substantial disruptions, or at all, buy or hold inventory, expand into new markets or take on new projects that require capital expenditures.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This exhibit contains “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” “can,” “continue,” “potential,” “predicts”, “will” and the negative of these terms or other comparable terminology. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, industry trends, the impact of Reorganization, including the consolidation of B&L with us, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

Forward-looking statements are only predictions and are not guarantees of performance. You should not put undue reliance on our forward-looking statements. These statements are based on our management’s beliefs and assumptions, which, in turn, are based on currently available information. These assumptions could prove inaccurate. Forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from these forward-looking statements as a result of a wide variety of factors, including all the risks discussed in “Risk Factors” and elsewhere in this exhibit. The following factors, among others, could cause our actual results and performance to differ materially from the results and the performance projected in, or implied by, the forward looking statements:

■	supply, demand, prices and other market conditions for steel and other commodities;

■	the timing and extent of changes in commodity prices, including the cost of energy and raw materials;

■	the effects of competition in our business lines;

■	the condition of the commodities markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

■	the ability of our counterparties to satisfy their financial commitments;

■	tariffs and other government regulations relating to our products and services;

■	adverse developments in our relationship with our key employees;

■

operational factors affecting the ongoing commercial operations of our facilities, including catastrophic weather-related damage, regulatory approvals, permit issues, unscheduled blackouts, outages or repairs, unanticipated changes in fuel costs or availability of fuel emission credits or workforce issues;

■	our ability to operate our business efficiently, manage capital expenditures and costs (including general and administrative expenses) tightly and generate earnings and cash flow;

■	our ability to pass through increases in our costs to our customers;

■	restrictive covenants in our indebtedness that may adversely affect our operational flexibility;

■	general political conditions and developments in the U.S. and in foreign countries whose affairs affect supply, demand and markets for our products;

■	conditions in the U.S. and international economies;

■	our ability to obtain adequate levels of insurance coverage;

■	future asset impairment charges;

■	adequate protection of our intellectual property;

■	the impact of federal, state and local tax rules;

■	U.S. and non-U.S. governmental regulation, especially environmental and safety laws and regulations;

■	our ability to retain key employees; and

■	the costs of being a public company, including Sarbanes-Oxley compliance.

Accordingly, we urge you to read this exhibit completely and with the understanding that actual future results may be materially different from what we plan or expect. In addition, these forward-looking statements present our estimates and assumptions only as of the date of this exhibit. Except for our ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this exhibit.

BUSINESS

Prior to the effectiveness of the registration statement for the offering, Edgen Group will become the holding company for all of our subsidiaries, including EM II LP and B&L, in a transaction we refer to as the Reorganization, and will serve as the issuer in the offering. The Reorganization and specifically the integration of B&L into our business will significantly increase our size and materially change our operations. As a result, except in circumstances where the context indicates otherwise, we have described our business below assuming that the Reorganization, including the integration of B&L into our existing business, has already occurred.

Our Company

We are a leading global distributor of specialty products to the energy sector, including highly engineered steel pipe, valves, quenched and tempered and high yield heavy plate, and related components. We primarily serve customers that operate in the upstream (conventional and unconventional exploration, drilling and production of oil and natural gas in both onshore and offshore environments), midstream (gathering, processing, fractionation, transportation and storage of oil and natural gas) and downstream (refining and petrochemical applications) end-markets for oil and natural gas. We also serve civil construction and mining applications which have a similar need for our technical expertise in specialized steel and specialty products. Our customers in all of these end-markets increasingly demand our products in the build-out and maintenance of infrastructure that is required when the extraction, handling and treatment of energy resources becomes more complex and technically challenging. We source and distribute premium quality, highly engineered and mission critical steel components from our global network of more than 800 suppliers. We have sales and distribution operations in 14 countries serving over 1,800 customers who rely on our supplier relationships, procurement ability, stocking and logistical support for the timely provision of our products around the world. For the nine months ended September 30, 2011, we achieved pro forma sales of $1.2 billion, pro forma net loss of $3.6 million, and pro forma earnings before interest, taxes, depreciation and amortization, or EBITDA, of $91.0 million.

Our Industry

We serve the global energy infrastructure market as well as other select markets. A substantial majority of our customers are active in the oil and gas sector and participate in the following end-markets:

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Upstream. This end-market covers all activities directed toward the exploration and production of oil and natural gas. Core products supplied to our upstream customers include seamless and welded pipe of various grades and size ranges, quenched and tempered and high yield heavy plate, complex valve packages, and a wide range of fittings and components. Some examples of these product applications include casing and tubing, conductor pipe for offshore drilling, leg structures for high performance offshore jack-up rigs and valves for offshore production platforms. Customers in this market include oil and natural gas exploration & production companies, drilling companies, integrated and national oil and natural gas companies and shipbuilders and rig fabricators.

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Midstream. This end-market involves the gathering, processing, transmission, storage and distribution of oil, natural gas and refined petroleum; as well as other services related to the transmission of these products from their sources to demand centers. Core products supplied to our midstream customers include high yield seamless and welded line pipe, high yield fittings and flanges, and complex valve packages, all of which are used for the localized gathering systems and for larger transmission networks. Our products are also a critical component for compressor stations which are an integral part of all transmission systems and are used to generate sufficient pressures to enable and direct flow within a network. Customers in this market include oil and natural gas gathering, processing, storage and transmission companies, most of whom own and operate pipelines.

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Downstream. This end-market typically involves activities relating to the refining of crude oil and the marketing and distribution of products derived therefrom, such as gasoline, jet fuel, fuel oil and asphalt, as well as the production of petrochemicals. Refining and processing activities generally require highly engineered, specialized steel to withstand extreme temperatures and pressures and corrosive conditions. Core products supplied to our downstream customers include premium steel pipe and fittings and valves with high alloy content such as molybdenum, chrome and nickel. Customers in this market include major engineering, procurement and construction, general contractors, refineries and petrochemical companies.

We believe the overall strength of the global energy market and the demand for energy, in particular for oil and natural gas, influences our customers’ decision-making processes with respect to capital expenditures. Recently, we have experienced a substantial increase in order flow driven by customer investments in the oil and natural gas sector. These increased investment levels are the result of (1) significant drilling activity relating to unconventional resource and deepwater developments; (2) new onshore and offshore drilling rig fabrication and construction; (3) oil and natural gas gathering and transmission network maintenance expansion and construction; and (4) continued investment in downstream facilities, such as the maintenance of refineries. We expect that the following factors will continue to support further capital expenditures by our customers and, in turn, drive demand for our specialized products and services:

Increasing global demand for energy. It is anticipated that global energy consumption will continue to increase and that additional oil and natural gas production will be required to meet this demand. In its April 2011 International Energy Outlook 2011, the Energy Information Administration, or EIA, estimates that world oil consumption will increase by 30% from 85.5 million barrels per day in 2008 to 110.8 million barrels per day in 2035 and that natural gas consumption will increase by 52% from 110.7 trillion cubic feet to 168.7 trillion cubic feet over the same period. This growth is expected to be driven largely by the continued development and industrialization of China, India, Brazil and other non-OECD countries. While recent global economic volatility may impact anticipated growth in the near-term, the trend towards industrialization in certain non-OECD countries is expected to continue to drive their long-term economic growth. Growth in these countries is expected to contribute significantly to increasing global energy demand and, as a result, further investment in energy-related infrastructure, including the exploration, production, transmission, refining and processing of oil and natural gas.

In its 2011 World Energy Outlook, the Internal Energy Agency, or IEA, estimates that in order to meet the projected need for energy, $38 trillion in global investment in energy-supply infrastructure will be required from 2011 to 2035, an average of $1.5 trillion per year during that period, with two thirds expected to be required in non-OECD countries. Of the total required investment, it is estimated that the oil and gas sector will require approximately $20 trillion, the power sector will require approximately $17 trillion and that coal and biofuels will account for the remaining required investment. As a supplier of specialized steel products to companies across the global energy supply chain, we expect to benefit from these long-term demand trends.

Continued requirement for additional oil and natural gas drilling activity. In order to meet existing and expected increases in global demand for energy and to offset the declining supply from existing resource developments, the oil and natural gas industry is making significant investments in the development of previously underexploited oil and natural gas resources, such as the onshore U.S. shales, Canadian oil sands, and Australian CBM, and in global deepwater offshore locations.

Advances in technology such as non-vertical drilling techniques and hydraulic fracturing applications have driven the economic development of onshore unconventional resources. These advances have resulted in a significant increase in onshore drilling activity, with much of the activity relating to unconventional resource developments. As a result of this activity, the number of active onshore rigs in the U.S. has increased at a 9% compound annual growth rate, or CAGR, for the ten-year period ended December 9, 2011 to 1,946 rigs as of December 9, 2011, with 58% drilling horizontal wells. In addition, 58% of these rigs are also being directed towards oil. Over the same ten-year period, the CAGR for the U.S. horizontal active rig count is 32% and for the oil-directed active rig count is 22%. These trends illustrate the continued shift towards large scale unconventional developments and a focus on oil and natural gas with a high liquids content, often referred to as “wet gas”.

We expect overall North American onshore drilling activity to remain strong, with notable increases in the near term as a result of (1) increases in rigs directed towards oil and wet gas offsetting declines in drilling activity directed towards dry gas due to the relative strength of oil prices as compared to natural gas prices; (2) exploration and production companies drilling new oil and natural gas wells to satisfy lease maintenance obligations, particularly in unconventional resource plays; (3) attractive economic returns for certain unconventional resource developments; and (4) foreign and private capital investments in unconventional resource developments, in particular from Asian and European oil and natural gas companies, supporting additional exploration-related capital expenditures. According to the December 2011 Drilling and Production Outlook published by Spears & Associates, Inc., total global onshore drilling and completion spending for 2011 is estimated to be $201 billion, with 61% spent in the onshore U.S. market. Onshore drilling and completion spending in the U.S. has increased from $13.4 billion in 2000 to $94.4 billion in 2010 and is expected to increase by a CAGR of 10% between 2010 and 2017.

Onshore oil and natural gas wells drilled using non-vertical drilling techniques and hydraulic fracturing applications typically result in greater measured depths and total footage drilled when compared to vertical wells. Due to the proliferation of non-vertical drilling and hydraulic fracturing activity, both total and per-well footage drilled have increased substantially over the past decade. Since 2000, the average footage drilled per well in the U.S. has increased from approximately 5,000 feet to approximately 6,800 feet in October 2011. As total footage drilled and footage per well drilled increases, the need for our products also increases. Furthermore, improvements in technology and expertise have significantly increased the efficiency of drilling horizontal wells, enabling a single rig to drill more wells each year, thereby increasing the per-rig and per-well consumption of drilling related products and oil country tubular goods.

Not only do the greater measured depths of unconventional oil and natural gas wells result in greater consumption of drilling related products, those products must be more flexible in order to be used in horizontal drilling which requires high torsional strength and be of a higher grade alloy in order to withstand the high pressure and temperature conditions of a deeper well. As a result, we believe that continued and increased drilling activity associated with unconventional resource developments with the use of new extraction technologies will have a positive impact on demand for our products with respect to both the requirement for more specialized products and total tons consumed.

We expect global offshore drilling activity to also increase as production from mature regions declines and as upstream oil and gas companies explore and exploit frontier and deepwater regions. According to Baker Hughes, Inc. the global offshore active rig count has increased approximately 16% from a recession-driven low of 261 rigs in August 2009 to 302 rigs in November 2011. According to ODS-Petrodata, the global offshore rig supply in 2011 is projected to average 868 rigs. Of the total global offshore rig supply, 24% are semi-submersible rigs typically used in medium to deepwater locations and 56% are jack-up rigs, which tend to be used in locations with water depths of less than 500 feet. In particular, the number of semi-submersible rigs and drillships contracted to drill in deepwater locations, defined as depths greater than 3,000 feet, has increased at an approximately 12% CAGR over the last five years. Many upstream oil and gas companies are making significant investments in international offshore oil and natural gas developments where there are large undeveloped resources, such as in Southeast Asia, Brazil, West Africa and the Middle East. For example, there has been a significant rise in drilling and development activity offshore Brazil as a result of the recent discoveries of major oil and natural gas resources in deepwater pre-salt areas. In many of these markets, development of these new oil and natural gas discoveries will require significant investment in production infrastructure. Spears & Associates, Inc. estimates that global offshore drilling and completion spending will reach $63.0 billion in 2011, of which 16% will be spent in North America and 84% will be spent outside North America. Offshore drilling and completion spending outside North America has increased from $20.9 billion in 2000 to $50.2 billion in 2010 and is expected to increase by a CAGR of 11% between 2010 and 2017.

Exploration, drilling and production in deepwater requires the use of specialized drilling equipment and materials that can withstand the associated difficult operating environments and conditions. In addition, because deepwater projects tend to have longer-term development timetables and have lower production decline rates than other developments, they are impacted to a lesser extent by short-term commodity price movements. This effect often results in more predictable demand cycles for our products. We expect demand for our specialty products to increase as oil and natural gas producers continue to invest in the development of offshore resources, particularly in deepwater locations.

Continued investment in oil and natural gas gathering and transmission capacity. As oil and natural gas production from mature regions declines, oil and gas companies are making significant investments in the exploration and development of new resources in alternative or frontier locations. These investments are resulting in increased drilling activity and production in areas that often lack sufficient pipeline, processing, fractionation, treatment or storage infrastructure, such as the Bakken and Eagle Ford shales in the U.S. and areas of Brazil and Australia. We expect that as production from new oil and natural gas developments increases, additional investments in gathering and transmission capacity will be required. A February 2011 report in the Oil & Gas Journal estimated that for all current projects scheduled to be completed after 2011, companies plan to lay in excess of 47,000 miles of pipe and spend approximately $241 billion.

Additionally, many existing pipeline networks in North America and Europe are aging, which we believe will necessitate additional spending related to maintenance and repair of such networks. In North America, increased development of domestic sources of oil and natural gas, such as the U.S. shales, which in some cases are served by existing infrastructure with insufficient capacity to handle forecasted production, has led to the construction of numerous large-scale gathering and transmission projects. Such projects include the construction of new gathering and transmission networks as well as the expansion, linking and possible flow reversal of existing networks.

The technological advances that drove the expansion of shale-directed activity in the U.S. have similarly enabled the economic development of unconventional resources located in Central and Eastern Europe. As the upstream development of these resources begins, midstream operators and owners will be required to install the requisite transmission infrastructure necessary to transport these resources to market. We believe that additional capacity is being built to alleviate supply constraints and reduce the region’s dependence on Russian natural gas supply.

Growth in global natural gas production from unconventional resources and large offshore developments, together with increasing global energy demand, has enabled the economic development of transmission capacity and infrastructure related to liquified natural gas, or LNG, particularly in Asia, Europe and North America. LNG infrastructure, such as liquefaction and regasification facilities, is expected to serve as an important link between markets of low-cost excess supply of natural gas and regions with excess demand for natural gas that are not or cannot be readily served by pipelines.

We believe that we will benefit from increased demand for many of our specialized components that are needed for the construction and maintenance of these transmission systems.

Continued and expected increases in downstream refining activity. The continued industrialization of emerging economies such as those of China and India, as well as the recovery of the global economy, is expected to result in increased demand for refined petroleum and petrochemical products, which should lead to increasing downstream activity and investment, particularly in the refining sector. We expect that increased demand for refined petroleum products will result in: (1) increased investment in refining capacity through expansion and possible construction of new facilities; (2) upgrades to existing facilities to enable the processing of heavier sour crudes which requires high yield alloys in many parts of the refining process; and (3) increasing maintenance and repair of existing facilities to comply with increasingly stringent environmental and safety laws and regulations. As these refineries require the use of our specialized steel products that are designed to withstand extreme temperatures and pressures and corrosive conditions, we expect to benefit from anticipated future demand from this end-market.

Growing global investment in power generation capacity. It is expected that substantial new power generation capacity will be required as developing economies experience rapid population growth and industrialization. The EIA’s International Energy Outlook 2011 report estimates that global electricity generation will grow from 18.8 trillion kWh in 2008 to 35.2 trillion kWh by 2035, an increase of over 85%. Additionally, many developed economies continue to enact regulations that promote the retirement or refurbishment of older generation capacity. We believe the shift in favor of cleaner fuels in the power generation sector has led to an increase in the use of natural gas as a fuel source for power generation. According to EIA estimates, 206 gigawatts of new generating capacity will be added between 2011 and 2035, with over half of the new capacity coming from oil and natural gas fired power plants. We believe that increased global demand for electricity, new power-related regulations and the focus on cleaner sources of energy, such as natural gas, wind, biodiesel and ethanol and nuclear power, will drive demand for our specialty products, which are designed to withstand the high pressures and temperatures encountered in these types of power generation facilities. We also believe that the increased focus by policy makers and regulators on the development of renewable sources of energy will drive demand for our product offerings. We believe that we are well positioned to meet the needs for highly specialized steel products by the power generation industry.

Increased focus on environmental and safety and regulatory standards. Many of our key markets have been subject to increased regulation relating to environmental and safety issues. As a result, companies undertaking oil and natural gas extraction, processing and transmission infrastructure across the upstream, midstream and downstream markets are facing increasingly strict environmental and safety regulation as they manage and build infrastructure. Future environmental and safety compliance could require the use of more specialized products and higher rates of maintenance, repair and replacement to ensure the integrity of our customers’ facilities. For example, a 2011 American Petroleum Institute report estimates that U.S. refinery operations spent $9.1 billion in 2009 toward maintaining compliance with environmental laws and regulations. The Pipeline Inspection, Protection, Enforcement, and Safety Act has established a regulatory framework that mandates comprehensive testing and replacement programs for transmission lines across the U.S. We believe that such laws and regulations will drive increased maintenance, testing and repair spending by our customers and increased demand for our specialty products.

Increased demand and activity in other markets in which we operate. We serve various other end-markets, most notably mining and civil construction. To the mining end-market, we provide abrasion-resistant, induction-hardened, high yield, duplex, nickel alloy, and Hastelloy pipe as well as the accompanying components. These materials are engineered to withstand the extreme wear from the abrasive and corrosive conditions of a mining environment. Increased mining activity has been driven largely by increased global demand for commodities such as coal, iron ore, aluminum, nickel, copper and phosphate, particularly from emerging markets. To the civil construction market, we provide certified mill-tested large diameter heavy wall pipe, sheet and structural steel with full traceability to the original manufacturer. This product is designed specifically for heavy industrial applications such as marine piling, dams and levee systems, bridges, rail systems and deep foundations. To this market, growth has been driven by increased infrastructure investment in emerging economies and infrastructure repair and replacement in more mature economies. We believe we are well positioned to effectively serve these end-markets.

Global demand for steel and energy infrastructure products. According to the American Iron and Steel Institute, the energy market in the U.S. constitutes less than 10% of the total consumption of finished steel products domestically. We believe this figure is consistent with consumption on a global basis. Global demand for finished steel products is dominated by a few key end-markets, most notably construction, automotive and industrial/manufacturing. The primary finished steel products consumed across these markets include flat rolled (sheets and strip) and long products (bars, girders and reinforcing elements). Demand for these products tends to be highly correlated to macroeconomic trends, especially in developing countries such as China, India and Brazil.

Suppliers of steel products to the energy infrastructure market sell their goods into the supply chain via several methods, which include mill direct, through trading companies and through distributors. We believe that in recent years, distributors have established an increasingly important role in the delivery of steel products to energy end users. Distributors are able to aggregate customer orders, creating the demand necessary to support a production run of a specialty product, extend global reach, provide consistent purchasing volume and reduce working capital requirements. These benefits allow mills to focus on their core competency of steel manufacturing.

The primary steel products that support the development of energy infrastructure include pipe & tube, plates, shapes and bars. The difficult nature of many energy applications often necessitates the use of specialized products with specific chemistries and tolerances developed to withstand significant heat and pressure. Our experience is that relatively few mills have the capability to produce these specialty products. Such products are also typically created in short production runs. Often times, these factors result in very limited availability of the specialty products needed for energy infrastructure applications. Demand for specialty steel products for the energy end-market has historically been less affected by macroeconomic trends and more affected by trends specific to the energy infrastructure market such as the price of oil and natural gas. Key global producers of finished steel products for the energy infrastructure market include ArcelorMittal, Baosteel, POSCO, Nippon Steel and JFE. These and other major steel producers typically offer a full range of steel products, from basic carbon to specialty products, and serve numerous end-markets, including energy.

Key suppliers of oil country tubular goods to the North American market include TMK Ipsco, US Steel, Evraz, Tenaris and Vallourec. These and other suppliers produce oil country tubular goods in numerous diameters, weights and finishes in both carbon and alloy grades. Alloy grade products have specially designed metallurgical properties that significantly increase the strength, corrosion resistance and other performance qualities of the steel. The proliferation of technically demanding drilling techniques is driving increased consumption of alloy grades of oil country tubular goods as compared to the more commoditized carbon grades.

Oil country tubular goods demand is largely driven by drilling activity and inventory levels maintained by manufacturers, distributors and end users. Demand for oil country tubular goods is positively impacted by the increased drilling of deeper, horizontal and offshore wells. Deeper and horizontal wells tend to require more, higher quality and larger diameter pipe, while offshore drillers typically utilize premium oil country tubular goods as the cost of failure of an offshore oil and natural gas well is significantly greater than that of an onshore well.

We believe these global trends will benefit our business in the future.

Our Competitive Strengths

We consider the following to be our principal competitive strengths:

Broad scale with global distribution capabilities. As one of the largest global purchasers of specialty steel products for the energy infrastructure market, we use our scale to aggregate demand for the benefit of both our customers and our suppliers. We are able to secure volume pricing and production priority from our suppliers, often for specialty products for which no individual customer has enough demand to justify a timely production run, and thereby meet the specific product and delivery needs of our customers. In addition, we locate our global distribution facilities in close proximity to the major upstream, midstream and downstream energy end-markets we serve, including in the U.S., U.K., Singapore and Dubai. The benefits of our global presence include the ability to serve as a single global source of supply for our customers and participation in infrastructure investment activities in multiple regions around the world, increasing our growth opportunities and reducing our relative exposure to any one geographic market.

Diversified and stable customer base. We have a diversified customer base of over 1,800 active customers in more than 50 countries with operations in the upstream, midstream and downstream energy end-markets, as well as in power generation, civil construction, and mining. Our top ten customers, with each of whom we have had a relationship for more than nine years, accounted for 35% of our pro forma sales for the nine months ended September 30, 2011, yet no single customer represented more than 9% of our pro forma sales over the same period. We believe this diversification affords us a measure of protection in the event of a downturn in any specific region or market, or from the loss of individual customers. In addition, we tend to receive a base level of MRO sales from our large, longstanding customers, which provides additional stability to our sales during periods of limited infrastructure expansion.

Strategic and longstanding supplier relationships. We have longstanding, strong relationships with leading suppliers across all of our product lines. While we are able to source almost all of our products from multiple suppliers, our scale allows us to be one of the largest, if not the largest, customer to each of our key suppliers. As a large customer, we provide our suppliers with a stable and significant source of demand. In addition, our market knowledge and insight into our customers’ capital expenditure plans enable us to aggregate multiple orders of a specialty product into volumes appropriate for a production run. We believe that these differentiating factors enhance our ability to obtain product allocations, timely delivery and competitive pricing on our orders from our suppliers. We believe that obtaining these same benefits from suppliers would be difficult for others, including our customers.

Focus on premium products. Our product portfolio is composed primarily of premium quality, specialty steel products and components. These types of products often are available from only a select number of suppliers, have limited production schedules and require technical expertise to sell. Our emphasis on the procurement and distribution of highly engineered products that in many cases are not widely available is the foundation of our ability to deliver value to our customers.

Sophisticated material sourcing and logistical expertise. Many of our customers rely on us to source products for them, as they lack the supplier relationships, resources, volume and/or logistical capabilities to complete procurement and delivery independently or on a cost-effective basis. We believe our professionals have the expertise necessary to manage the coordinated delivery of purchased product to multiple, often remote operating sites according to specific schedules. They also have the knowledge, experience, training and technical expertise in their products to provide valuable advisory support to our customers regarding selection of the most appropriate product to meet their specific needs.

Capitalization and cash flow to maintain necessary inventory levels. Our size affords us the ability to maintain inventory levels necessary to meet the unexpected MRO needs of our customers in the geographies in which they operate. Such requests are often less price sensitive than longer lead-time Project and Drilling program orders. Our scale and wherewithal to support large projects also enable us to participate in Project order proposals otherwise inaccessible to smaller competitors. Many of our regional competitors have comparatively smaller balance sheets and resources and have limited cash flow, which limits their capacity to carry the appropriate inventory levels to meet certain customers’ needs.

Asset-light business model. We maintain an asset-light business model to maximize our profitability and operational flexibility. Our model results in high operating leverage, as evidenced by our $2.3 million in pro forma sales per employee for the year ended December 31, 2010. Our OCTG Segment operates one facility while leveraging the storage and transportation capabilities of over 50 trusted third party service providers to serve customers in the U.S. Our E&I Segment serves over 1,500 global customers through 23 distribution facilities strategically located throughout the world. We often enter new geographic areas of energy infrastructure development in conjunction with service to existing clients and working with third party service providers. In doing so, we are able to efficiently and quickly introduce our specialty products and technical expertise into new regions of high demand with minimal capital investment.

Experienced and incentivized management team. Our senior managers have significant industry experience, averaging over 25 years, across upstream, midstream and downstream energy sectors in the diverse geographies we serve and in the manufacture of the products we distribute. The compensation of our senior managers is tied to financial performance measures, which we believe aligns their interests with those of our stockholders. Following completion of the offering and as a result of the Reorganization, our management and employees would own approximately         % of our Class A common stock in the aggregate, assuming all such persons exchange their limited partnership units in EM II LP for shares of our Class A common stock.

Our Business Strategies

Our goal is to be the leading distributor of specialty steel products to the global energy sector. We intend to achieve this goal through the following strategies:

Expand business with existing customers. We strive to introduce our customers to the entirety of our product portfolio on a global basis. Our experienced and knowledgeable sales force is trained to capture additional share of our customers’ overall spending on specialty steel products. Opportunities to expand business with our customers include:

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Capitalizing on new product and cross-selling opportunities across all of a customer’s operations in different end-markets and geographies. As an example, we have had recent success growing our sales related to premium valves. Specifically, we were recently awarded a significant contract to supply valves for the construction of a new offshore drilling platform. The contractor operates a fleet of offshore drilling rigs, which should provide us significant future opportunities for additional valve and other product sales to this customer.

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Further penetrating existing customers’ Projects, Drilling programs and MRO supply requirements. As an example, we were recently successful growing our sales by capitalizing on our relationship and history of quality service with an existing customer. Specifically, this customer (a multi-national integrated oil and natural gas company) expanded its business into the Caspian Sea with an offshore oil field development project. The remote location and urgent material supply requirements combined to create complex project logistics. We were able to utilize our mill allocations and global stocking facilities to negotiate a solution to meet the customer’s ongoing MRO requirements.

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Leveraging our platform to address our customers’ global needs. As an example, many of our customers have expanded into Brazil to take advantage of the exploration and production opportunities resulting from the recent discovery of oil and natural gas resources off the coast of Brazil. We have had a history of successfully expanding our global footprint by opening new offices in active regions throughout the world. We were able to leverage this experience to mobilize a team and open an office in Brazil to provide our customers quality service in that region which has in turn resulted in sales growth.

We believe our proven ability to deliver our specialized products to address complex customer needs in a timely fashion differentiates us from our competitors and facilitates our ability to drive additional business with our current customer base.

Grow business in select new and existing markets. We intend to exploit opportunities for profit and margin expansion within our existing core markets, as well as in new geographies and end-markets. We expect to capitalize on the increasing demand for energy by leveraging our suite of capabilities and reputation as a market leader to drive new customer acquisitions. We plan to achieve this goal in part by selectively enhancing our presence in geographies where significant investments in energy infrastructure are being made. Notably, we believe our specialty product offering positions us well to take advantage of the development of previously underexploited unconventional onshore and deepwater resources. We also plan to expand our presence in new end-markets outside the oil and gas end-market that are characterized by difficult operating environments and have similar demand for our technical expertise and highly engineered specialty products.

We also plan to selectively expand our global footprint through our asset-light model in order to maximize our ability to meet evolving customer needs. We believe our platform is highly flexible, as we are able to rapidly address areas of new demand through the addition of satellite offices, representative offices, and third party stocking facilities. These means of expansion require minimal capital investment, while enabling us to deliver our full suite of capabilities. We use our asset-light profile to quickly adjust our geographic priorities according to changes in secular demand trends in our target markets.

Continue to pursue strategic acquisitions and investments. We intend to continue to grow our business through selective acquisitions, joint ventures and other strategic investments. Our proven ability to identify and integrate significant and bolt-on opportunities has been a critical factor in the creation of the existing Edgen Group. Between 2005 and 2009, we executed five acquisitions for a total consideration of approximately $360.0 million. These acquisitions, coupled with the consolidation of B&L which will occur in connection with the Reorganization, have facilitated the growth of Edgen Group from sales of $322.3 million for the year ended 2005 to pro forma sales of $1.2 billion for the nine months ended September 30, 2011. We apply a strict set of evaluation criteria to ensure that all investments are consistent with our strategic priorities. We anticipate that our investments will expand our product offering, customer base, supplier relationships, and in certain instances, our end-market exposure.

Our Operating Segments

After the Reorganization and the offering, we will deliver our specialty products and value-added services through two operating segments:

Energy and Infrastructure Products, or E&I. The E&I Segment serves customers in the Americas, Europe/Middle East/Africa, or EMEA, and Asia Pacific, or APAC, regions, distributing highly engineered pipe, plate, valves, and related components to upstream, midstream, downstream, and select power generation, civil construction, and mining customers across more than 35 global locations. This operating segment provides Project and MRO order fulfillment capabilities from stocking locations throughout the world. For the nine months ended September 30, 2011, our E&I Segment represented 54% of our pro forma sales and 49% of our pro forma EBITDA. Our E&I Segment is branded under the “Edgen Murray” name.

Oil Country Tubular Goods, or OCTG. The OCTG Segment is a leading provider of premium oil country tubular goods to the upstream conventional and unconventional onshore drilling market in the U.S. We deliver these products through nine customer sales and service locations, including our Pampa, Texas operating center, and over 50 third-party owned distribution facilities. For the nine months ended September 30, 2011, our OCTG Segment represented 46% of our pro forma sales and 51% of our pro forma EBITDA. Our OCTG Segment is branded under the “Bourland & Leverich” name.

Global Sales and Marketing

We have developed our market approach to best serve the needs of our customers. These customers operate across the energy sector and other heavy industrial applications and require our products in the build-out of infrastructure for their activities. We organize our sales approach around the following market segments: upstream, midstream, downstream oil and natural gas and power, mining, civil construction and nuclear. We believe that by segmenting our sales structure, we can focus our team’s expertise around our customers’ specific requirements and thus meet their unique challenges. We use this strategy to facilitate our growth through continued geographic market penetration. We also seek to capitalize on both cross-selling opportunities and the potential for expanded product offerings within these markets.

Our business model and scale enables us to participate in new capital projects, which are typically large-scale and result in higher revenues. We use our favorable production allocations and volume pricing from our suppliers to meet our customers’ specific product delivery needs on a timely basis. As a single global source of supply for our customers, we are also able to capitalize on MRO opportunities, which are typically recurring in nature and tend to have higher margins. We believe that our ability to meet our customers’ requirements for premium products and complete material packages on a global scale through a combination of inventory and direct procurement from suppliers is unique and provides us a competitive advantage.

Our E&I sales teams operate in a matrix structure across geographies and end-markets. Within our global platform we have end-market specific sales teams that collaborate across borders to serve our customers, particularly on large capital projects to support energy infrastructure demand. For example, construction of a new offshore platform may be engineered and designed in the U.S., procured in Europe, and fabricated and delivered to Asia. By having upstream-specific material supply chains and sales teams to support those efforts in all parts of the world, we can provide complete product offerings, technical expertise and logistical support to customers through all stages of project development from the early engineering and design phase through the delivery of products and follow up support, as well as MRO supply to customers at all stages of project development. We support our oil country tubular goods customers with account executives that develop relationships in procurement and operating centers. Service personnel provide supply chain and logistics to field locations where the drilling activity exists. By timely meeting the supply chain and logistics needs of our customers, we build on our customer relationships and give ourselves greater opportunities to fulfill our customers’ future OTCG requirements.

Properties

We maintain sales and stocking facilities in major oil and gas energy centers, near refining and petrochemical installations, shipyards and rig fabricators, and in proximity to areas with heavy onshore and unconventional drilling activity. We believe that having sales teams on-call and relevant product in close proximity to our customers allows us to successfully support the drilling programs and MRO requirements of customers who often need materials quickly without significant forward planning. For example, our OCTG Segment services customers in every major U.S. unconventional resource play through a network of over 50 third party owned distribution facilities in support of our customers’ active drilling programs. We use this network to provide on-demand, quick ship, and “just in time” inventory required by the nature of those activities.

We have a well-established presence in major global markets, operating for more than 30 years in North America and Europe, since 1984 in the Middle East, and since 1992 in the Asia-Pacific region. Our primary facilities in these regions include stocking operations, sales teams, supplier relations, and full service support teams. From those regional hubs, we have developed satellite sales offices, representative offices, joint ventures and a network of stocking facilities that allow us to deliver our complete offerings to customers in almost all regions of the world.

BUSINESS	REGION	PRIMARY HUB	SATELLITES
E&I	Americas	Houston, Texas Baton Rouge, Louisiana Edmonton, Alberta Rio de Janeiro, Brazil	20 sales and stocking facilities Network of third party stocking locations
	EMEA	Edinburgh, United Kingdom Dubai, United Arab Emirates	London, United Kingdom Paris, France Baku, Azerbaijan Rotterdam, The Netherlands
	APAC	Singapore	Jakarta, Indonesia Perth, Australia Shanghai, China Mumbai, India

OCTG	U.S.	Pampa, Texas	8 U.S. sales offices Network of third party stocking locations

Our primary hub facilities for our E&I Segment include a 70-acre pipe yard and distribution center in Baton Rouge, Louisiana; an 18-acre yard and warehouse in Houston, Texas; a sales and administrative office in Houston, Texas; a warehouse and sales office in Edmonton, Alberta; and a sales office in Rio de Janeiro, Brazil. Our only significant owned facility is the pipe yard in Baton Rouge, Louisiana. Our OCTG Segment owns and operates an office and warehouse facility in Pampa, Texas and leases eight sales offices in the U.S. We believe that our facilities are adequate for our current and anticipated needs. Our facility located in Port Allen, Louisiana is subject to a lien securing EMC’s senior secured notes.

In addition to our owned and leased facilities, we service customers in both business segments through more than 50 third party-owned distribution facilities operations that allow us to maintain inventory without the expense of long term lease commitments. This approach is a key tenet of our asset-light business model, with less capital invested in facilities and the related operating and maintenance costs. This model also gives us the flexibility to have personnel and inventory in the specific locations that continue to warrant such an investment.

Our global network of facilities and personnel keeps us in close proximity to our suppliers throughout Europe, Asia and the U.S.; to our end user and engineering customers in major energy centers in the U.S., Europe, Middle East and Singapore; and to ship builders, drillers, fabricators, equipment manufacturers, and other customers throughout the world. We use our established presence in these markets to quickly capture market share wherever activity is occurring across all of our market segments, and also to efficiently establish presence in countries where there are increasing levels of energy infrastructure and other related capital expenditures.

Most of our owned and leased facilities are International Organization for Standardization, or ISO, certified and utilize bar code technology to efficiently track, receive, pick and ship material. This ISO certification is often required in order to be included on our customers’ approved vendor lists.

We have used our operational experience to develop expertise in international commercial terms, and shipping requirements. We staff our offices with a mix of local employees who are knowledgeable in the local business procedures and customs of the countries where we do business alongside our customers and employees who know the market segment and product specifications. We believe that the combination of this logistical expertise and local knowledge has further developed our ability to quickly and effectively meet our customers’ needs.

Customers

We have a long history of proven performance with our customers. We believe this has both led to a deep understanding of our customers’ needs and has fueled strong and loyal relationships across the market segments that we serve. We believe that our customers value our ability to provide planning and budgeting insight, access to materials that can be difficult to procure, technical knowledge of those materials, multi-source and multi-product package coordination, and high service levels. Our customers include:

■	Multi-national and national oil and natural gas companies;

■	Integrated oil and natural gas companies;

■	Independent oil and natural gas companies;

■	Engineering, procurement and construction firms;

■	Onshore and offshore drilling contractors;

■	Oil and natural gas transmission and distribution companies;

■	Equipment fabricators;

■	Petrochemical companies;

■	Mining companies;

■	Hydrocarbon, nuclear and renewable power generation companies;

■	Public utilities;

■	Civil construction contractors; and

■	Municipal and transportation authorities.

With a diverse group of more than 1,800 active customers, our 10 largest customers represented approximately 35% of our pro forma sales for the nine months ended September 30, 2011, and no one customer accounted for more than 10% of our sales in any of the periods presented.

We have secured preferred supply agreements with a variety of customers across our end-markets. Although the structures of these agreements are unique to the needs of each particular customer, they generally serve to provide our customers with ready access to the products they need and allow us to maintain priority positioning with suppliers by delivering a fairly predictable level of purchasing. In some cases, such agreements guarantee us a certain amount of business in a particular product area or region, and they allow us to compete for business from our customers as one of a select few materials providers in other areas or regions. In our OCTG Segment, we have several customized supply arrangements, which we coordinate closely with our customers’ drilling programs and related needs. In all of the end-markets we serve, we monitor our customers’ project-specific needs so that we can maximize efficiency for their material supply requirements.

Suppliers

We believe we have mutually beneficial, longstanding relationships with an established network of suppliers that would be difficult for others to replicate. These relationships enable us to stock and distribute a broad range of products. For the nine months ended September 30, 2011, approximately 66% of our pro forma purchases were from our top ten suppliers, the largest of which accounted for 26% of our material purchases. We believe that by focusing our purchasing power on certain suppliers’ specialty product niches, we have achieved favored status with our suppliers in regard to lead times, pre-allocated mill time and space, discounts and payment terms. As we continue to strengthen our supplier relationships, we provide our customers with products that we believe are of greater importance to their business and have fewer substitutes. Although we concentrate our purchasing power on a select group of highly-valued suppliers, we have multiple sources for the products we distribute and are not dependent on any single supplier.

We are a high-volume purchaser of specialty steel products, and we believe that we provide significant value-added support as an intermediary between high yield steel producers and our customers. There is a limited number of suppliers with the capabilities to produce these specialty steel products, and we believe that we have demonstrated to them over time that we are a high quality, reliable and high-volume purchaser of their products. In addition, our significant participation in our customers’ early planning stages for large long-term projects together with our in-depth understanding of our customers’ drilling programs, enable us to plan our purchases and provide our suppliers with critical intelligence and visibility to schedule production runs.

End users often require distributors to limit procurement to suppliers who have been qualified and appear on that end-user’s approved manufacturers list, or AML. When the requirements include specialty material, the AML may not offer enough choices to procure the material within the customer’s required timetable. We use our supplier network to introduce new manufacturers to our customers and facilitate the expansion of their AMLs to include other suppliers who could meet the customer’s requirements, benefiting both the supplier and the customer. We have also developed numerous relationships with third party processing providers, such as pipe coating and pipe bending facilities, to provide value-added services to meet our customers’ specific product requirements. We access multiple logistics providers such as trucking companies, barge companies, and rail companies to provide full delivery services.

Products

Our product catalog consists of a broad range of steel plate, sections, pipe, components and valves. However, we generally focus on highly-engineered prime carbon and alloy steel pipe, accompanying components, premium valve brands and quenched and tempered high yield heavy plate.

Upstream. For offshore rig construction, we supply specialty offshore-grade plate, pipe and structural beams, columns, channels, angles, flats, rounds, squares and hollow sections. Many of these materials are manufactured through a quench and temper process that enables them to support extreme weight loads and withstand extreme temperatures. In many cases, the material is extremely thick and requires custom fabrication. This grade of steel is utilized for leg structures, including those supporting complex specialty jack-up rigs, topsides and conductor pipe, as well as offshore transportation and production vessels.

In onshore oil and natural gas exploration and production, we are a leading U.S. distributor of oil country tubular goods including surface, intermediate and production casing and tubing, all of which are consumed during the drilling and completion of oil and natural gas wells.

Midstream. We supply a full range of steel products utilized for gathering lines, product pipelines, oil and natural gas transmission, compression and storage, including heavy wall, large diameter seamless and welded pipe and accompanying high yield fittings and components, along with a broad range of premium valves and full actuation packages.

Downstream and power. In the extreme pressure or temperature or corrosive conditions found in refining, petrochemical and power generation applications, we supply specialty pipe, valves and fittings across many premium grades including carbon, chrome, nickel, stainless, low temperature and duplex materials. Additionally, we are able to cross-sell certain materials utilized in a refining environment to upstream customers for offshore production platforms and vessels.

Civil construction and mining. We provide certified mill-tested large diameter heavy wall pipe, sheet and structural steel with full traceability that meets a wide range of material specifications for heavy civil construction, such as large scale installations for marine piling and construction, levee systems, major civil building structures, deep foundations and water works. Mining applications require materials that can withstand extreme wear from abrasive and corrosive conditions. We supply abrasion-resistant, induction-hardened, high yield, duplex, nickel alloy and Hastelloy pipe and accompanying components for mineral mining and processing and other difficult applications. Service offerings in this segment often include coordination of high-performance coatings and linings, fabricated ends, wear bands, couplings and weld rings.

Nuclear. We are one of a limited number of steel distributors that have accreditation as a Material Organization by the American Society of Mechanical Engineers and hold a Quality System Certificate to supply products to the nuclear industry. That accreditation is also recognized in many global markets with nuclear development activity. The scope of products that we supply to the nuclear industry includes most sizes and grades of ferrous and non-ferrous pipe, fittings, flanges, plates, shapes, bars and valves under strict quality assurance requirements. Leading with our ability to supply nuclear-grade materials, we are able to cross-sell commercial grade materials for non-critical applications to our customers within the nuclear construction environment.

We use our diverse product portfolio and supply channels to provide our customers with virtually any combination of steel products required for the market segments we serve.

Our global network of facilities, relationships with suppliers, manufacturers, and third party providers along with our experienced staff also allow us to bundle services beyond material supply in our offerings to our customers. We often provide our customers with information on pricing and material lead times early in project planning. We have introduced customers to new suppliers, manufacturers and service providers to expand their ability to accept materials from a broader range of approved providers. We can hold inventory on consignment for the longer term supply needs or ongoing projects of our customers. We coordinate third party services such as coating, cutting, finishing and material testing. We also provide ongoing delivery status reports and complete data packages at the time of delivery, including material test reports and certifications, and coordinate global logistics including freight, shipping, customs requirements and on-site material inspection.

Working Capital Practices

Inventory and accounts receivable comprise a large percentage of our pro forma total assets, and we allocate appropriate resources to manage these working capital assets. Maintaining an inventory of the products that our customers need is a key factor in capturing customer spending and maintaining high customer satisfaction. We use various factors to plan inventory purchases including customer feedback on their planned activities and our own sales history. We also consult with our suppliers on their capacity levels, planned mill production and pricing information in order to appropriately time our inventory purchases. Our practices centered on accounts receivable management include ongoing customer credit analysis and collection efforts and negotiation of payment terms on large project orders. Additionally, many of our customer incentive programs include timely payment as a requirement to earn the incentive. At September 30, 2011 and December 31, 2010 inventory and accounts receivable collectively represented approximately 64% and 50%, respectively, of pro forma total assets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Backlog

Our predecessor’s sales backlog represents management’s estimate of potential future revenues that we expect may result from contracts currently awarded to us by our customers. Backlog is determined by the amount of unshipped third party customer orders and may be revised upward or downward, or cancelled by our customers in certain instances. We cannot assure you that the backlog amounts presented will ultimately be realized as revenue, or that we will earn a profit on any of our backlog of orders.

Our predecessor started 2011 with a backlog of $210 million which had grown to $412 million at September 30, 2011. We recognize revenue from our backlog when we ship and invoice for the material based on the customers’ desired delivery schedule. The rate at which we recognize that revenue varies based on the type of orders that make up the backlog. MRO-related orders typically ship more quickly than large Project orders which tend to have a longer-term delivery schedule. Drilling program sales in our OCTG Segment do not factor into our calculation of backlog as there is generally no interval between the securing of an order and the earning of revenue.

Competition

We compete with other companies in our markets primarily on customer service, access to materials, price and ability to deliver products in a timely manner. Purchase decisions on the part of the customers for which we compete are also influenced by previous experience with a particular distributor and a distributor’s ability to supply the full range of specialty pipes, pipe components, tubes, plate, valves, sections and related components.

Our competitors fall into three main categories:

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Large holders of products who are in some cases subsidiaries of large publicly held companies. These competitors, though well capitalized, tend to focus on stockholdings that do not compete with the range of specialty products that we offer.

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Smaller regional suppliers who focus on high turnover products from inventory and do not have the resources, supplier relationships, expertise or capacity to manage large projects or specialty materials.

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Brokers and traders who are usually owned by various steelmakers who focus purely on sourcing material and are limited by their ability to secure materials from the full range of global producers beyond the ones they represent.

We believe that none of our competitors offers the depth and breadth of specialty steel products in stock that we offer in any particular market. Although we have competitors with respect to many of the specific products we offer in specific markets, we believe that no one competitor or small group of competitors is dominant in any of our markets. While we must be price-competitive in all of our markets, we believe that our customers select our products based on the product knowledge of our staff, our broad product offering of specialty products, our local presence and our history of quality customer service and long-standing relationships.

Employees

As of September 30, 2011, our workforce consisted of 541 full-time employees, 195 of whom are sales personnel. We are not a party to any collective bargaining agreements, and we consider our relations with our employees to be satisfactory.

Information Technology

We have an advanced information technology platform to help us manage our business. As a distributor, our primary operational focus is order management and our systems are designed to streamline the logistics involved with obtaining products from our suppliers, tracking those products within our sizable inventory and delivering those products to our customers.

Our E&I Segment uses bar coded tags and wireless handheld scanners to track the inventory in our major distribution facilities and allows our salespeople to quickly ascertain what products are available and where those products are located. The system allows for efficient pick and ship execution and is accessible from all of our locations worldwide.

In the Americas, business functions including order management, procurement, inventory control, accounting and finance operate on a unified Oracle platform. In EMEA and APAC, we operate under a separate enterprise resource planning system for inventory and order management. Our OCTG Segment has a fit for purpose system as its product line is more narrowly focused. A single financial consolidation package is integrated with these systems for financial reporting and forecasting.

We believe our combined information technology systems are well-protected against service disruptions. All production servers utilize highly-available components, minimizing single points of failure. We provide our primary data center in Baton Rouge, Louisiana with redundant cooling, battery backup, generator power and carded access. Finally, we lease a full disaster recovery site in Dallas, Texas in the event the Baton Rouge systems are disrupted for an extended period of time.

Intellectual Property

We have applied to register the EDGEN MURRAY™ mark in the U.S. and critical markets in Europe, Asia, Australia and the Middle East, and are in the process of applying for registration of the mark in Canada, Mexico and South America. We claim common law rights in the EDGEN MURRAY™ mark in those jurisdictions that recognize trademark rights based on use without registration. We also claim common law trademark rights to a number of other names and marks important to our business, including Edgen™, Bartow Steel™, Resource Pipe Co.™, SISCO™, Thomas Pipe™, Pro Metals™ and Radnor Alloys™, although we have not applied for federal or international registration for them. We claim common law rights in, and our OCTG Segment currently uses, the “BOURLAND & LEVERICH,” “BOURLAND & LEVERICH SUPPLY CO.,” “B&L” and “B&L SUPPLY PROPERTIES” trademarks in the United States.

We recognize the importance to our business of the various intellectual property rights, including trademarks that we use. While we acknowledge that the statutory rights arising from a successful trademark registration generally give greater certainty as to the ownership of the registered mark as well as make enforcement of the owner’s rights against third parties easier than if it had to rely on the enforcement of its unregistered rights in the mark, we nevertheless believe that adequate protection of the goodwill in the marks used by our business is afforded through the various unregistered rights that are acquired simply by use over a period of time in a number of the jurisdictions in which we operate. Where intellectual property rights used by our business are not owned by us, we have entered into licensing arrangements with the relevant owner.

Environmental Matters

Our operations are subject to extensive and frequently changing federal, state, local and foreign laws and regulations relating to the protection of human health and the environment, including those limiting the discharge and release of pollutants into the environment and those regulating the transport, use, treatment, storage, disposal and remediation of, and exposure to, hazardous materials, substances and wastes. As with other companies engaged in like businesses, the nature of our operations exposes us to the risk of liabilities or claims with respect to environmental matters, including those relating to the disposal and release of hazardous substances. Failure to comply with environmental laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of fines and penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations or imposing additional compliance requirements on such operations. Certain environmental laws can impose strict, joint and several liability for costs required to clean up and restore sites without regard to fault on responsible parties, including past and present owners and operators of sites, related to cleaning up sites at which hazardous wastes or materials were disposed or released even, if the disposals or releases were in compliance with applicable law at the time of those actions. Management believes that our operations are in substantial compliance with the applicable environmental laws and regulation.

We have not made any material expenditures during the last three fiscal years in order to comply with environmental laws or regulations. Based on our experience to date, we believe that the future cost of compliance with existing environmental laws and regulations will not have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity. However, we cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted, nor can we predict the amount of future expenditures that may be required in order to comply with such environmental or health and safety laws or regulations or to respond to such environmental claims.

Environmental Regulation of the Oil and Natural Gas Industry

Our customers operate primarily in the upstream, midstream, and downstream end-markets for oil and natural gas, each of which is highly regulated due to a high level of perceived environmental risk. Liability under environmental laws and regulations could result in cancellation or reduction in future oil and natural gas related activity. Any such cancellation or reduction could reduce the demand for our operations.

Drilling activity, including hydraulic fracturing and horizontal drilling, associated with unconventional oil and natural gas resources as well as offshore drilling and exploration, and other new drilling and extraction technologies have received significant regulatory and political focus. Hydraulic fracturing is an essential technology for the drilling and development of unconventional oil and natural gas resources. The hydraulic fracturing process in the U.S. is typically subject to state and local regulation, and has been exempt from federal regulation since 2005 pursuant to the federal Safe Drinking Water Act (except when the fracturing fluids or propping agents contain diesel fuels). Public concerns have been raised regarding the potential impact of hydraulic fracturing on drinking water. Two companion bills, known collectively as the Fracturing Responsibility and Awareness of Chemicals Act, or FRAC Act, have been introduced before the U.S. Congress that would repeal the Safe Drinking Water Act exemption and otherwise restrict hydraulic fracturing. If enacted, the FRAC Act could result in additional regulatory burdens such as permitting, construction, financial assurance, monitoring, recordkeeping, and plugging and abandonment requirements. The proposed FRAC Act would also require the disclosure of chemical constituents used in the hydraulic fracturing process to state or federal regulatory authorities, who would then make such information publicly available. Several states have enacted similar chemical disclosure regulations. The availability of this information could make it easier for third parties to initiate legal proceedings based on allegations that specific chemicals used in the hydraulic fracturing process could adversely affect groundwater.

The EPA is conducting a comprehensive study of the potential environmental impacts of hydraulic fracturing activities, and a committee of the House of Representatives is also conducting an investigation of hydraulic fracturing practices. In August and November 2011, the United States Department of Energy Shale Gas Subcommittee, or DOE, issued two reports on measures that can be taken to reduce the potential environmental impacts of shale gas production. The results of any of the DOE and EPA studies or the House investigation could lead to restrictions on hydraulic fracturing. The EPA is currently working on new interpretive guidance for Safe Drinking Water Act permits that would be required with respect to the oil and natural gas wells that use fracturing fluids or propping agents containing diesel fuels. The EPA has proposed regulations under the federal Clean Air Act in July 2011 regarding certain criteria and hazardous air pollutant emissions from the hydraulic fracturing oil and natural gas wells and, in October 2011, announced its intention to propose regulations by 2014 under the federal Clean Water Act to regulate wastewater discharges from hydraulic fracturing and other oil and natural gas production. In addition, various state and local governments, as well as the United States Department of Interior and certain river basin commissions have taken steps to increase regulatory oversight of hydraulic fracturing through additional permit requirements, operational restrictions, disclosure obligations and temporary or permanent bans on hydraulic fracturing in certain local jurisdictions or in environmentally sensitive areas such as watersheds. Any future federal, state or local laws or regulations imposing reporting obligations on, or otherwise limiting, the hydraulic fracturing process could make it more difficult to complete oil and natural gas wells in certain formations. Any decrease in drilling activity resulting from the increased regulatory restrictions and costs associated with hydraulic fracturing, or any permanent, temporary or regional prohibition of the uses of this technology, could adversely affect demand for our products and our results of operations.

In addition to regulatory challenges facing hydraulic fracturing, the process of extracting hydrocarbons from shale formations requires access to water, chemicals and proppants. If any of these necessary components of the fracturing process is in short supply in a particular operating area or in general, the pace of drilling could be slowed, which could reduce demand for the products we distribute.

Offshore drilling and exploration has also been subject to various environmental regulations. The April 2010 Deepwater Horizon accident in the Gulf of Mexico and its aftermath resulted in increased public scrutiny, including a moratorium on offshore drilling in the U.S. While the moratorium has been lifted, there has been a delay in resuming operations related to drilling offshore in areas impacted by the moratorium and we cannot assure you that operations related to offshore drilling in such areas will reach the same levels that existed prior to the moratorium or that a future moratorium may not arise. In addition, this event has resulted in new and proposed legislation and regulation in the U.S. of the offshore oil and natural gas industry, which may result in substantial increases in costs or delays in drilling or other operations in U.S. waters, oil and natural gas projects thus potentially becoming less economically viable, and reduced demand for our products and services could ensue. Other countries in which we operate may also consider moratoriums or increase regulation with respect to offshore drilling. If future moratoriums or increased regulations on offshore drilling or contracting services operations are implemented in the U.S. or other countries, our customers could be required to cease their offshore drilling activities or face higher operating costs in those areas. These events and any other regulatory and political challenges with respect to unconventional oil and natural gas resources and new drilling and extraction technologies could reduce demand for our products and services and materially and adversely affect our business and operating results.

Safety Matters

Companies operating within the upstream, midstream and downstream energy end-markets are facing increasingly stringent safety requirements as they manage and build infrastructure. As a result, our operations and those of our customers are subject to increasingly stringent federal, state, local and foreign laws and regulations governing worker safety and employee health, including pipeline safety and exposure to hazardous materials. Future environmental and safety compliance could require the use of more specialized products and higher rates of maintenance, repair and replacement to ensure the integrity of our customers’ facilities. The Pipeline Inspection, Protection, Enforcement, and Safety Act has established a regulatory framework that mandates comprehensive testing and replacement programs for transmission lines across the U.S. Pipeline safety is subject to state regulation as well as oversight by the Pipeline and Hazardous Materials Safety Administration of the U.S. Department of Transportation, which, among other things, regulates natural gas and hazardous liquid pipelines. The Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 bill that would further enhance federal regulation of pipeline safety passed Congress by unanimous consent in December 2011. From time to time, administrative or judicial proceedings or investigations may be brought by private parties or government agencies, or stricter enforcement could arise, with respect to pipeline safety and employee health matters. Such proceedings or investigations, stricter enforcement or increased regulation of pipeline safety could result in fines or costs or a disruption of our operations or those of our customers, all of which could materially and adversely affect our business and results of operations.

Legal Proceedings

There are no current material claims or legal proceedings pending against us that, in the opinion of our management, are likely to have a material adverse effect on our business, financial condition, results of operations or liquidity. However, we are from time to time a party to various claims and legal proceedings related to our business. It is not possible to predict the nature of the claims, the size of the claims, whether the claims are covered by our insurance, or the outcome of these claims and legal proceedings.

Our History and Formation

The Buy-out Transaction. On February 1, 2005, a corporation formed by certain funds managed by JCP, which we collectively refer to as Fund III, and certain members of our management acquired the business of one of our predecessors, Edgen Corporation. We refer to this transaction as the Buy-out Transaction.

Formation of Edgen/Murray, L.P. and the Murray International Metals Acquisition. On December 16, 2005, one of our predecessors acquired Murray International Metals Limited, a U.K.-based global distributor of high yield steel products primarily to the offshore oil and natural gas industry. To effect this acquisition, we formed a new parent holding company, Edgen/Murray L.P. This acquisition gave us an enhanced global presence and eventually led us to change our name to Edgen Murray.

Formation of Edgen Murray II, L.P., recapitalization and the acquisition of PetroSteel. On May 11, 2007, our predecessor, Edgen Murray II, L.P., a newly formed holding company, acquired our business in a transaction led by certain funds managed by JCP, which we collectively refer to as Fund IV. We refer to this transaction as the Recapitalization Transaction. Although the funds that comprise Fund IV are also managed by JCP, they are not the same as the funds that comprise Fund III and led the Buy-out Transaction. Our predecessor also acquired the business of PetroSteel International, LP and Petro Steel, LLC, or collectively, PetroSteel, on May 11, 2007, which enhanced our quenched and tempered and heavy steel plate product line.

Investment in Bourland & Leverich Holdings LLC. On August 19, 2010, B&L Predecessor was acquired by certain existing limited partners of EM II LP, including Fund IV, and the management of B&L. In connection with this transaction, EMC invested approximately $10.0 million for a 14.5% ownership stake in B&L, the investment vehicle that carried out the B&L Acquisition.

Formation of Edgen Group and the Reorganization. Edgen Group was incorporated in December 2011 as a Delaware corporation. Prior to the effectiveness of the registration statement for the offering, Edgen Group will become the holding company for our subsidiaries as a result of the Reorganization and, as the new parent holding company, will serve as the issuer in the offering. See “The Reorganization.”

THE REORGANIZATION

Edgen Group was formed in December 2011, for purposes of the offering and has not engaged in any business or other activities except in connection with its formation and the Reorganization. Edgen Group is currently a wholly-owned subsidiary of the newly formed Edgen Holdings.

The Reorganization will consist of the following transactions:

(1) Immediately prior to the consummation of the offering, EM II LP will contribute all of the equity interests of EMGH Limited to EMC, thereby making EMGH Limited a wholly-owned subsidiary of EMC. EM II LP will no longer be a guarantor under EMC’s senior secured notes or the EM revolving credit facility.

(2) Current holders of limited liability company interests of B&L, other than EMC, will contribute their B&L interests to EM II LP in exchange for limited partnership units of EM II LP. Edgen Murray GP II, LLC, or EM GP, which is the general partner of EM II LP, will then transfer its general partner interest in EM II LP to Edgen GP LLC, or New GP, a newly formed limited liability company, and will contribute the membership interests of New GP to Edgen Holdings in exchange for membership interests of Edgen Holdings. Edgen Holdings will then contribute the membership interests of New GP to Edgen Group. New GP will serve as the new general partner of EM II LP. As part of this transfer, Edgen Holdings will receive                 shares of our Class B common stock and EM GP will receive membership interests in Edgen Holdings. Following these transfers, Edgen Holdings will control Edgen Group and Edgen Holdings will be controlled by EM GP which will remain controlled by affiliates of JCP.

(3) Partners of EM II LP that were not previously holders of B&L interests, which we refer to as the Exchanging Holders, will then transfer their limited partnership units of EM II LP to Edgen Group for an aggregate of             shares of Class A common stock of Edgen Group.

As a result of the Reorganization and upon consummation of the offering     % of the equity interests of B&L will be owned by EM II LP and     % will be owned by EMC, and     % of the partnership units of EM II LP will be owned by the existing investors in EM II LP other than the Exchanging Holders, which we refer to as the Continuing Holders, and     % will be owned by Edgen Group. Approximately     % of the Class A common stock of Edgen Group will be owned by purchasers in the offering and     % will be owned by the Exchanging Holders. The Class B common stock of Edgen Group will be 100% owned by Edgen Holdings. EM II LP will be released from its guarantee of EMC’s senior secured notes and the EM revolving credit facility.

In connection with these transactions, the Continuing Holders will be granted exchange rights, with respect to their EM II LP limited partnership units and the Class B common stock of Edgen Group held by Edgen Holdings. These exchange rights will allow these investors to exchange            EM II LP limited partnership units and                 shares of Class B common stock of Edgen Group for cash or, at the election of Edgen Group,                 shares of Class A common stock of Edgen Group from time to time in accordance with the Exchange Agreement. These investors will also enter into a tax receivable agreement with EM II LP, which will entitle these investors to     % of the tax benefits attributable to the basis step-up for tax purposes derived from the taxable exchange of EM II LP limited partnership units for cash or Class A common stock of Edgen Group. See “Certain relationships and Related Person Transactions—Tax Receivable Agreement” and “Certain Relationships and Related Person Transactions—Exchange Agreement.”

Following the Reorganization, the holders of limited partnership units of EM II LP will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of EM II LP. Net profits and net losses of EM II LP will generally be allocated to its limited partners pro rata in accordance with the percentages of their unit ownership. The limited partnership agreement of EM II LP will provide for cash distributions to the holders of limited partnership units of EM II LP if we determine that the taxable income of EM II LP will give rise to taxable income for its limited partners. In accordance with the limited partnership agreement of EM II LP, we intend to cause EM II LP to make cash distributions to the limited partners of EM II LP, including Edgen Group, for purposes of funding their tax obligations in respect of the income of EM II LP that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the taxable income of EM II LP allocable to such limited partner multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income).

The following diagrams illustrate our summary organizational structure both before and after the Reorganization and the offering:

Pre-Reorganization Summary Organizational Structure

(1)	Fund IV controls 100% of the voting power of Bourland & Leverich Holdings, LLC.

Post-Reorganization Summary Organizational Structure